Exhibit 10.5

IAM

AGREEMENT

2010 - 2013

ARTICLE I - RECOGNITION

1	Chart Energy & Chemicals Inc., (hereinafter referred to as the “Company”) recognizes Local Lodge 2191 of District Lodge 66 of The International Association of Machinists and Aerospace Workers, AFL-CIO (hereinafter referred to as the “Union”) as the sole and exclusive bargaining agent for its employees at its La Crosse, Wisconsin manufacturing facility for the purpose of collective bargaining with respect to the wages, hours and working conditions of said employees.

2	As used in this Agreement, the terms “employee” and “employees” shall include all production and maintenance employees, including all craters, receiving clerks and tool room employees, but shall exclude all administrative employees, factory office clerical employees, engineers and technical employees, standards and factory cost department employees, professional employees, guards, safety inspectors, nurses, student trainees and all supervisory employees as defined in the Labor Management Relations Act.

3	Employees in the above excluded jobs are not covered by this Agreement; but if employees currently in such jobs subsequently take other jobs within the coverage of this Agreement, then such employees shall be eligible to membership in the Union upon such notification to them by the Company.

4	This Agreement shall be binding on any and all successors and assigns, who by purchase, lease, transfer of stock or merger, acquire control of the Company’s manufacturing facility in La Crosse, Wisconsin.

ARTICLE II - UNION SECURITY

5	Employees eligible for Union membership as defined in this Agreement shall be required at the expiration of their probationary period to become and remain members of the Union in good standing with respect to the payment of uniformly levied initiation fee and periodic dues as a condition of employment.

ARTICLE III - NON-DISCRIMINATION

6	The Company or the Union shall not discriminate against employees because of color, race, sex, religious affiliation, nationality, age, handicap or status as a disabled veteran or Vietnam era veteran, as prescribed by applicable state or federal law. Pronouns in the male gender appearing in this Agreement are intended to include the female gender.

ARTICLE IV - HOURS

Regular Work Day and Week

7	Eight (8) hours shall constitute a regular day’s work and not more than forty (40) hours shall constitute a regular week’s work. The regular workweek will begin at 11:00 p.m. on Sunday and will end on Friday.

Shift Hours

8	The shifts may consist of one day and two night shifts. The regular working hours are as follows:

3rd Shift 11:00 P.M. to 7:00 A.M.

1st Shift 7:00 A.M. to 3:00 P.M.

2nd Shift 3:00 P.M. to 11:00 P.M.

Third shift weekly start will be 11:00 P.M., Sunday.

9	Employees shall be provided during their shift a lunch period not to exceed (15) minutes in accordance with operational requirements. Normally, the break times will be as specified below:

1st Shift 12:00 Noon

2nd Shift 8:00 p.m.

3rd Shift 4:00 a.m.

An alternative 15 minute lunch period, due to production requirements, at the request of the Company may occur between:

1st Shift 11:45 a.m. and 12:15 p.m.

2nd Shift 7:45 p.m. and 8:15 p.m.

3rd Shift 3:45 a.m. and 4:15 a.m.

10	Employees shall also be provided during their shift one (1) rest period not to exceed ten (10) minutes in accordance with operational requirements. Normally, the break times will be as specified below:

1st shift: 9:30 am to 9:40 am

2nd shift: 5:30 pm to 5:40 pm

3rd shift: 1:30 am to 1:40 am

11	The consumption of food items and visits to the lunch room shall be limited to designated lunch and break periods and will not be permitted during other work hours. Beverages will be allowed at the work stations.

12	All employees are assigned to a three-shift basis and will have a paid 15-minute lunch period starting at one of the times listed above in this Article.

Article V - Weekend Shift

13	The Company will have the right to establish a supplemental weekend shift. This schedule will consist of a day and night shift, each of 12 hours in accordance with the times outlined below and shall be of no less than three (3) months duration.

14	The three (3) shifts on a five (5) day Monday through Friday schedule shall continue to be the main shift in the plant.

15	Notification and Selection

A minimum of one (1) month advance notice shall be given to the employees before the implementation of the weekend shift.

16	The opportunity for this shift is strictly voluntary. Employees selected from the volunteer list will be assigned to the shift for a 3-month period. For each 3-month period (if the weekend shift is still required), a new volunteer list will be posted. The senior qualified employee volunteers on the list will be selected to work the shift. Bumping in accordance with Article XI, paragraph 113 will not apply to this shift because each 3 months, a new volunteer list is required.

17	The maximum number of employees assigned to each shift shall be thirty-two (32) for the entire plant. No more than eight (8) employees per department, per shift will be assigned.

18	Rate of Pay

Employees working the Weekend Schedule shifts will be paid at a rate equivalent to forty (40) hours pay for thirty-six (36) hours worked for all hours worked during their regular thirty-six (36)-hour work schedule.

19	The pay period for weekend shift employee remains Monday through Sunday.

a.	Shift Hours will be:

Shift 4 -

Saturday Shift beginning on Friday evening 7:00 p.m. to 7:00 a.m.

Sunday Shift beginning on Saturday evening 7:00 p.m. to 7:00 a.m.

Monday Shift beginning on Sunday evening 7:00 p.m. to 7:00 a.m.

b.	Shift 5 -

Saturday Shift beginning on Saturday morning 7:00 a.m. to

7:00 p.m.

Sunday Shift beginning on Sunday morning 7:00 a.m. to 7:00 p.m.

Monday Shift beginning on Monday morning 7:00 a.m. to 7:00 p.m.

20	Overtime:

a.	At the rate of time and one-half for hours paid for:

any hours on a workday other than their shift in any given workweek.

b.	At the rate of double time for hours worked

(1)	In excess of twelve (12) hours in the employee’s workday; or

(2)	On the day a holiday is observed by all employees

(3)	All overtime hours worked which exceed sixteen (16) hours in any one workweek.

21	Break Times:

a.	There will be two (2) paid rest periods of fifteen (15) minutes duration each.

b.	There will be a fifteen (15) minute paid lunch period.

22	Vacation

The 3-day x 12-hour shift employees will be entitled to the same number of vacation hours as all other employees. Observed vacation is charged at the applicable rate (1.112 for each hour of observed vacation).

23	Holidays

All Weekend employees will:

(a)	Observe Holidays and Holiday time that falls on their shift schedule.

(b)	Receive Holiday pay at the rate of 12 hours times your base rate including applicable premiums for all Holidays that fall upon the weekend shift schedule (totaling 13.33 hours of pay) and receive their entire shift off on that day.

(c)	Receive Holiday pay at the rate of 8 hours times your base rate including applicable premiums for all holidays that fall off of the weekend shift schedule as an addition to your pay that week. Holiday pay under this provision is not to be used in overtime rate calculations.

(d)	All holiday qualifiers apply for those Holidays that fall on the shift.

(e)	For the weekend shift only, the Good Friday Holiday will be moved to Easter Sunday each year.

(f)	Holidays observed are in accordance with Paragraph 53

24	Transition to Weekend Shift

Upon notification to or from the Weekend Shift, the transition will take place on the 2nd Monday following notification.

(a)	On to the Shift:

In the week the employee goes to the weekend shift, the employee is required to work the Monday, Saturday, and Sunday of the shift.

(b)	Off of the Shift:

In the week the employee goes off of the shift, the employee must request an opportunity to work Monday, or take Monday as a day of rest. This is optional for the employee and no attendance considerations will apply if the employee observes a day of rest and does not work 40 hours in that week.

25	Overtime Notification

Weekly overtime offered to the weekend shift that is offered after the midpoint of their Monday shift, will not be charged if refused, however, will be charged only if worked.

26	A weekend employee that was on a day-at-a-time vacation, when overtime is scheduled, that is eligible and qualified to work overtime, will be eligible to work the overtime, provided the employee notifies their supervisor of their intent to work such overtime. If such employee replaces another employee, the employee being replaced is not charged for that overtime.

27	Mandatory overtime language will not apply to the weekend shift employees.

ARTICLE VI - OVERTIME

General

28	Union members will cooperate in working of necessary overtime; however, an employee shall have the right to refuse to perform overtime work where the Company is able to secure someone else who is experienced to perform the work.

29	An employee shall have the right to refuse to accept overtime work whenever they have a reasonable excuse or where the length of time is so excessive so as to endanger their health.

30

Employer requests for daily overtime shall be made before 12:00 pm for the day shift or before 9:00 pm for the second shift and the day before for the third shift. In no event shall a first or second shift employee be required to work Saturday or Sunday when notification is given later than the end of the employee’s Thursday shift nor where the Saturday shift is more than five (5) hours. For first and second shift employees, the Company will schedule consecutive 5-hour shifts on Saturday and/or Sunday except when production needs require another schedule. When two shifts are being scheduled, the first and second shifts will be scheduled for the same number of hours. Third shift employees will not be required to work Saturday or Sunday when notification is given later than the end of the employee’s Thursday shift. The normal Saturday or Sunday shift for third shift employees is eight (8) consecutive hours. The employee may, at their option, work five (5) hours. If a change in schedule is necessary, the Shop Committee will be notified and given the reason for such deviation - this will be done before the deviation whenever possible. 1st and 2nd shifts will have the right to work five (5) hours starting on their regular Saturday and Sunday shift, since the regular shift on weekends is five (5) hours.

31	In no event shall an employee be forced to work more than three (3) weekend days (Saturday or Sunday) per month.

32	Overtime Bank Days

a.	An Employee who works their full scheduled overtime shift on a Saturday in the same classification held at the time that Saturday overtime was requested, will accumulate one (1) bank day for every three (3) overtime Saturdays worked.

b.	Bank days shall not be accumulated by an employee who volunteers to work overtime outside of their department.

c.	An employee could only accumulate and hold up to two (2) bank days maximum at anytime.

d.	An accumulated bank day would allow an employee who is required to work overtime (Saturday or Sunday) to request to be excused from the overtime requirement. The employee must indicate the intent to use the bank day at the time the required overtime is requested by the Supervisor.

e.	If a bank day is accepted, it is considered used and will deduct from the Employee’s total of bank days. (In cases where the bank day is accepted and the employee decides to work the overtime, the bank day is not restored)

f.	An Employee may use an overtime bank day at the time of their choosing. The Company will consider the number of requests to be excused received and the number of employees needed to meet operational requirements. If more requests to be excused are made than can be accommodated, the least senior employee(s) will be required to work. Those employees required to work will retain the overtime bank day for future use.

g.	Bank days expire at the termination of the Collective Bargaining Agreement.

h.	Bank days are non-transferable to other employees

i.	Transferred employees shall carry accumulated bank day(s) with them.

Overtime Premium

33	All hours worked in excess of eight (8) in a work day will be paid at one and one-half (1-1/2) times the regular straight time hourly rate.

34	When an employee works hours prior to or after their normal shift they will be paid overtime at time and one-half. The exception to this is when an employee requests earlier starting and stopping time and the Management agrees, then the Company is not obligated to pay overtime hours before or after their regularly scheduled shift.

35	The Management has agreed to pay double time for all overtime hours worked which exceed sixteen (16) hours in any one week with the understanding with the Shop Committee that the Management has a right to replace the employee that is working and has put in sixteen (16) hours overtime. The Management will make the transfers in such cases. The Management will replace the employee with an employee from within the department as follows:

a.	With an employee from the same department and shift.

b.	If possible with an employee from the same department on another shift.

c.	Where employees for replacement are not available within the department, employees capable of performing the work will be transferred in from other Departments.

36	Hours worked on a day observed, as a holiday under this Agreement will be included in such sixteen (16) hours under this paragraph.

Saturday and Holiday Pay

37	All Saturday work shall be paid for at the rate of one and one-half (1-1/2) times the hourly rate including third shift Saturday work which starts at 11:00 p.m. on Friday. All work done on Sunday and legal holidays shall be paid for at the rate of double time except where a regular third shift starts on a Sunday or a holiday and then the regular working hours shall be compensated at the applicable regular rate.

Overtime Charging

38	An employee’s overtime record shall be credited with overtime when they are asked whether they work or not. If the department works overtime, an absent employee’s overtime record shall be charged with any overtime (excluding those employees off work due to a work related injury) for which they would have been eligible had they not been absent, including an employee on vacation or sick leave.

39	An employee that was on a day-at-a-time vacation, when overtime is scheduled, that is eligible and qualified to work overtime, will be eligible to work the overtime, provided the employee notifies his supervisor of their intent to work such overtime. If such employee replaces another employee, the employee being replaced is not charged for that overtime. An employee’s absence on Thursday will not jeopardize that employee’s rights to weekend overtime if they return to work on Friday. However, it will be the employee’s responsibility to communicate with management no later than the start of the lunch period of their Friday shift to determine if weekend overtime is available.

40	Where the applicable rate of pay is time and one-half, the employee will be charged with one and one-half hours overtime for each overtime hour.

41	Where the applicable rate of pay is double time, the employee will be charged with two hours overtime for each overtime hour.

42	An employee asked to work overtime additional after the deadlines defined in Paragraph 30, where the overtime is in a department or shift other than their own, will not be charged with such overtime refused but will be charged if they work such overtime.

43	An employee, who is asked to work additional overtime while working a weekend overtime shift, will not be charged for such additional overtime if refused, but will be charged if they work such additional overtime.

44	Telephone offers of overtime where management reaches the employee are charged whether or not the overtime is worked. Where a message is left with someone other than the employee and the employee fails to work, the overtime will not be charged. All work or refusal of work, on a day observed as a holiday under this Agreement is charged.

45	An employee accepting an overtime assignment on Thursday is then committed to working the overtime on Saturday or Sunday unless a cancellation is made by one hour after the lunch period on Thursday.

An employee who declines overtime on Thursday can request an overtime assignment on Friday if an opening is available.

An employee who accepts an overtime assignment but fails to report for and work such assignment without being excused by management will be recorded with an unexcused absence.

46	No employee will be subject to an unexcused absence being recorded for an overtime assignment missed due to hospitalization of the employee or death or hospitalization of a member of the employee’s immediate family.

47	When an employee is transferred to a different Department, they will get the average overtime for that Department. When they are transferred back to their Home Department, they will receive the overtime average of their Home Department.

Overtime Distribution

48	The supervisor will keep daily records of all overtime worked by the employees. In order that the overtime within the department is distributed as evenly as possible, those with the least amount of overtime hours shall be asked to work first among those qualified to do the work. It is recognized that an employee may be qualified to do the overtime work without holding the applicable job classification. If an employee is eligible for overtime but declines the hours that are offered, the overtime may be offered to the next qualified employee. The supervisor’s copy of the overtime record will be posted at the supervisor’s desk and kept as current as possible. The names and work centers, where applicable, of those scheduled for weekend overtime work in the department and shift will be displayed in the department area by the supervisor prior to the overtime work to permit checking by employees so they may determine before the overtime is worked if any errors in selection have been made. This information is to be used by employees to point out any overtime assignment errors to the supervisor before the overtime is worked, wherever possible. When an entire shift in a department is scheduled for weekend work, a notice displayed to that effect need not include names and work centers.

49	The Company will continue its practice of distributing overtime as equally as possible on the shift in a department.

50	It is further agreed that the Company will maintain as close a balance of overtime hours among the shifts within a department as production necessities and individual skills allow.

Overtime Entitlement on Transfer or Probation

51	A transferred employee shall have to work five (5) days before they are entitled to overtime. However, they may work if all other people in the Department have been asked.

52	Probationary employees will not be asked to work until all employees with seniority working in the department and on the shift, including transferred employees, have been asked to work; except that when all employees in the department on all shifts who are qualified for the work involved have been asked to work and more employees are needed, qualified probationary employees may be asked.

ARTICLE VII - HOLIDAYS

Paid Holidays

53	All employees on the seniority list shall receive eight (8) hours pay at their regular straight time hourly rate inclusive of shift premiums for the following holidays: New Year’s Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, day after Thanksgiving Day, December twenty-fourth, Christmas Day and December thirty-first, providing the employee has worked a major part of their last scheduled work day before and the major part of their first scheduled work day after the holiday, providing such days are in the same work week as the holiday; except where this work requirement is specifically waived by the Company for reasons of personal urgency.

Note: See Weekend Shift language (Article V) for specifics on Weekend shift Holiday observance and pay provisions.

54	When December twenty-fourth and December thirty-first fall on Saturday or Sunday, the holidays will be observed on the preceding Friday. When any other holiday listed above falls on Saturday, it will be observed on the preceding Friday.

55	With the approval of the company and the majority consensus of the 3rd shift employees, a holiday may be moved for the 3rd shift to the following day of the holiday.

On Layoff and Sick or Military Leave

56	Employees who have been laid off work in a reduction of force during the workweek prior to or during the week in which the holiday falls shall receive pay for such holiday.

57	In the event one of the paid holidays falls during an employee’s vacation, they have the option of substituting the day(s) before or the day(s) after their vacation for said holiday(s).

58	Employees who go on sick leave during the workweek prior to or during the week in which the holiday falls shall receive pay for such holiday.

59	Employees who go on military leave during the first or second workweek prior to or during the week in which the holiday falls shall receive pay for such holiday.

ARTICLE VIII - OTHER PAY PROVISIONS

Call Back Pay

60	Any employee called back for work outside their regularly scheduled hours shall receive not less than three (3) hours pay at their applicable rate.

Reporting Pay

61	When an employee reports for work and no work is available, they shall be paid up to four (4) hours at their regular straight time rate for the time lost during the first half of their shift unless they were notified in advance of the starting time of their shift not to report for work. However, if stoppage of work is due to fire, lightning, failure of power lines or other causes beyond the Company’s control no payment for lost time shall be made.

62	An employee shall be notified not to report for work by either, the supervisor of their department, the Human Resources Department or other supervisory personnel, provided the employee has furnished the correct phone number to the Company. If the correct phone number is not provided and the employee cannot be contacted, no reporting pay will be paid.

Time Lost Due to Injury

63	If it has been established that an injury to an employee has arisen out of and in the course of their employment with the Company, and the employee is instructed by the Company to receive outside treatment for the injury during the current shift, they will be paid for time necessary to obtain such treatment. If follow-up outside treatment is required which cannot be scheduled outside the employee’s regular working hours, the employee will be paid up to three (3) hours at their regular straight time hourly rate for time lost from their regular working hours for any such follow-up visits.

64	In the event an employee is instructed by the Company to receive subsequent outside treatment during their regular shift because of their inability to continue work due to the original injury, they will be paid for time necessary to obtain such treatment.

65

In any case in which an employee believes outside treatment for the injury is necessary during their regular working hours even though the Company has refused to instruct them to receive such outside treatment, the employee may at their option leave work to receive outside treatment. Should it be determined that the treatment was necessary in order for the employee to continue work or if it is determined that they are unable to continue work, the employee will be paid for the time lost from their regular working hours in accordance with Paragraphs 63, 64, and 66.

66	If the employee loses time and the attending physician determines they are physically unable to work the balance of the shift on which they received outside treatment due to the severity of the injury, they shall be paid for the balance of that regular shift, but not to exceed eight (8) regular hours, upon furnishing proof of the physician’s determination. If an employee is injured while working in the plant and such injury arises out of and in the course of their employment, and the injury is of such nature as to prevent the employee’s return to work for an initial period of three (3) or more consecutive calendar days excluding Sunday or paid holiday or vacation following the day of injury, then the Company will pay such employee a sum equal to the current sickness and accident daily benefit rate for each of such three (3) days; provided however, that such payment shall not be made if the Workmen’s Compensation carrier of the Company is required to pay the employee Workmen’s Compensation for the three (3) day period following the day of injury.

67	Under the following circumstances the Company will pay for up to two and one-half (2-1/2) hours for working time lost by an employee on Monday:

a.	An employee is injured at work on a Saturday and obtains outside treatment.

b.	An injured employee is instructed by their doctor to report for medical evaluation on the following Monday morning before going to work.

c.	The employee notifies their supervisor in advance that they won’t be in on time.

d.	The employee reports for work on the Monday involved before 9:30 a.m.

Bereavement

68

An employee with seniority, who is working at the time, will be granted three (3) regular working days off with pay in the event of a death in the employee’s immediate family. Immediate family is defined as the employee’s wife, husband, father, mother, son, daughter, step-child (up to and including age 21), brother, sister, father-in-law or mother-in-law. An employee may take the time off with pay later than the day of death or funeral if circumstances warrant and are a direct result of the death. An employee with seniority, who is working at the time, will be granted one (1) regular workday off with pay to attend the funeral of a grandparent or grandchild of the employee.

Jury Duty

69	An employee with seniority shall be excused from work on a work day on which they are called to perform jury service in a court of record, provided they give prior notice to the Company.

70	An employee with seniority who is excused from work for jury service and who furnishes the Company with a statement from the court with regard to jury pay received and time spent on jury service will be reimbursed by the Company as follows:

a.	All employees will receive eight (8) hours pay at their regular straight time rate including all applicable premium pay less the amount received as jury pay for each day they are called to serve as a juror.

b.	A day of jury duty is defined as any day for which the employee is required to appear regardless of having served, certified by written statement from the court.

c.	Hourly rate of pay shall be limited to sixty (60) workdays annually commencing with the first day of jury service paid.

ARTICLE IX - SENIORITY

71	It shall be the policy of the Company to recognize seniority. To accomplish this, there shall be one seniority list covering all employees in all production departments. Where two or more employees gain seniority on the same day, their relative seniority shall be determined by last name alphabetical sequence with, for example, an employee whose last name begins with “A” being regarded as senior to one whose last name begins with “B”. Last name changes due to marriage, etc., which occur after the day on which employee gains seniority, shall not affect seniority.

72	In the event that, before June 1, 1988, a person who, as of the effective date of this agreement, is an employee of the Trane Company temporarily assigned to ALBRAZE International (Chart Energy & Chemicals Inc.) the ALBRAZE (Chart E&C) seniority date of said person will be January 5, 1986. Notwithstanding the provisions of Paragraph 71, above, the relative seniority of employees whose ALBRAZE (Chart E&C) seniority date is January 5, 1986 shall be determined by the amount of Trane Company seniority which they possessed as of the effective date of this Agreement.

Probationary Period

73	An employee shall have no seniority rights until the completion of their probationary period. The probationary period shall consist of sixty (60) actual days worked. This calculation does not include overtime outside the normal schedule. The date given the employee for their seniority standing will be the day following the end of their probationary period. For probationary employees working the weekend schedule, each day worked would equal 1.67 days worked toward the probationary period.

74	An employee shall lose their seniority rights for the following reasons:

a.	If they voluntarily terminate their employment with the Company.

b.	If they have been discharged for just cause.

c.	After being laid off, if an employee fails to report for work within five (5) days after being notified through the Company Human Resources department. Notification to return to work will be confirmed by certified letter to the employee. However, no employee shall lose their seniority rights if their failure to report is the result of sickness or causes beyond their control, in which case the employee shall furnish written proof as to that fact.

d.	If for any reason an employee has had twenty-four (24) consecutive months of unemployment with the Company or a period equal to one-half (1/2) of their seniority, whichever is greater.

Layoff

75	When it becomes necessary to reduce the working forces, the last employee on the plant seniority list shall be the first employee laid off, etc., and the last employee laid off shall be the first employee recalled, etc., except as hereinafter provided. Before any layoffs or recalls of any employees occur, a list of employees to be laid off or recalled will be presented to the Shop Committee as to the employees laid off or recalled and the effect on seniority; but this shall not in any way interfere with the right of the Company to reduce its force.

Voluntary Layoff

76	a.	Senior employees not affected by the layoff will be allowed to volunteer to replace the most senior people on the layoff list. Employees volunteering for layoff status are required to accept the layoff for two (2) months unless the employees involved are recalled before that time.

b.	An employee opting for and receiving voluntary status may exercise this option one (1) time per calendar year, unless all employees identified on the list with less seniority have been asked for voluntary layoff, they could be asked again.

c.	This voluntary layoff procedure will be administered through one (1) list per layoff date. When an employee on a two (2) month voluntary layoff returns to work, the junior employee will be laid off unless another senior employee has signed the list for the specific layoff or until the list is exhausted.

d.	A new list will be used for each successive layoff date and the procedure stated above will apply. The previous list will be cancelled at this time. Employees not receiving voluntary layoff on previous lists or on voluntary layoff (at the time) will be allowed to sign these new lists to determine the availability and opportunity for voluntary layoff status.

e.	The Company retains the right to recall those on a voluntary layoff at any time based on production needs or if the skills of the volunteer are required. The Company also retains the right to deny voluntary layoff if the volunteer’s skill is needed at the time of layoff.

f.	The Company agrees to pay their share of all insurance premiums for any employee on voluntary layoff. Also, the employee agrees to pay their share of all insurance premiums. All other benefit restrictions will apply as for employees on normal layoff. Insurance payments are due the first of the month of applicable coverage.

Exemptions and Deviations From Layoff

77	All welders, electricians, and tool room employees are exempt from the seniority clause as to layoff as long as they are needed on their exempted jobs. It is understood that an exempted employee must have demonstrated the capability to perform the required job. If the Company replaces an employee exempted in one of the above jobs with an older qualified employee, the exempted employee will be laid off.

78	Deviations from straight plant seniority in addition to those listed above can only be made for justifiable reasons, that is, when an employee’s qualifications are essential on available work and no senior employee not subject to layoff has the necessary qualifications. The Company will specify such exemptions to the Shop Committee sufficiently in advance of the layoff giving the specific reasons for such deviations in each case. The Company will endeavor to find alternate qualified employees not subject to layoff for such exempted employees to replace those so exempted. The Company will not be required to make more than two transfers to replace one employee under this paragraph.

79	The parties may discuss from time to time the problem of deviations from seniority on layoff.

80	If the Union does not agree with certain exemptions, the Company and the Shop Committee shall make every effort to resolve their differences before resorting to the grievance procedure.

Layoff Notice

81	When layoffs, because of lack of work, are in accordance with straight seniority, the employees affected shall be given five (5) working days notice before being laid off for a period of two (2) weeks or more. It is further agreed that in case of material shortages resulting from conditions beyond the Company’s control, the five (5) days’ notice provision will be waived. Employees exempted from layoff who are to be laid off because they are no longer needed on the work for which they are exempted may be laid off without notice. However, first and second shift exempted employees will work to the end of the shift in which layoff notice is given. Paragraph 61 will apply to third shift exempt employees who are to be laid off without notice.

One-Day Layoffs

82	Layoffs, due to lack of work or material shortages, will be made by seniority in a department, provided such a layoff does not exceed eight (8) hours in any one week. For any layoff in excess of eight (8) hours in any one-week, the procedure set forth in Paragraphs 75-79 will be followed. This paragraph is not intended to be used to establish a regular work week of less than five (5) days for the employees in any department, and shall be applied in such a way that no employee is affected in their department more than six (6) times nor more than three (3) consecutive weeks in a twelve (12) month period. The Shop Committee will be notified in advance of any layoff under this paragraph.

Inventory

83	In the event that production is interrupted due to the taking of inventory, the parties will meet to discuss appropriate work assignments.

ARTICLE X - TRANSFER

Requests for Transfer

84	All requests for permanent transfers by employees may be granted by the mutual consent of the Shop Committee and Management. The selection of employees shall be based upon the Job Selection Guidelines.

85	When an employee is granted a job or department transfer at their own request they shall have a trial period of up to thirty (30) days. The exception to the foregoing sentence is in cases where an extension of a trial period, due to skills is requested by the Company or the Union, and such extension is agreed to by the Company and the Union. They will receive the rate of the job they are performing while on transfer if they are qualified. If it is decided to make the transfer permanent, the employee will be given a rating for which they are qualified.

a.	When such request is made, the Union and the employee and the supervisor will receive a written notification.

b.	In the event that an employee is accepted for training on a job with a labor grade higher than their present job they shall, when they complete the trial period, be paid the time and grade rate of the new job but not less than their time and grade rate on their former job.

c.	In a posting requesting multiple employees for the same labor grade and classification, the senior employee will not be paid less than the time and grade rate of the junior employee(s).

Temporary/Forced Transfers

86	Employees will be considered as temporarily transferred until notified of being forced to accept a permanent job or department transfer due to shortage of work, material, manpower, etc. Said employee shall carry their present classification and pay rate for a period not less than six (6) months. Employees will receive the rate of the job they are performing while on transfer if they are qualified and if the rate is higher than their current rate. After six (6) months the employee will be given a rating in the new department for which they are qualified.

87	If, up to three (3) months from the employee’s date of forced transfer a position opens up in their home department, the employee will have the option to return to their home department, if they are qualified for the position.

Seniority Principle

88	It shall be the policy of the Company to follow the principle of seniority whenever skill is not a consideration when moving transferred employees out and returning employees to their home department. Employees will be transferred from their home department by inverse seniority regardless of shift assignment provided the remaining employees are qualified to perform the work.

89

When it is necessary to transfer employees and the position to be transferred to is a job of a higher labor grade than in the department, employees are to be transferred by seniority. Senior employees will be offered said transfer prior to junior employees being forced to transfer, provided the remaining employees are qualified to perform the work. Transferred employees will be returned to their home department on the basis of seniority whenever skill is not a consideration.

Exception for Union Representatives

90	a.	A department steward or a member of the Shop Committee may be transferred or farmed, by inverse seniority, from their home department, but not subject to being replaced on their shift. This provision shall not be construed to give extra seniority to such representative in the event of a layoff, nor to prevent such Union Representative from exercising their seniority.

b.	In the event the selection of “a” safety steward is other than a department steward, the language of paragraph a. above will apply to said safety stewards.

Calling Back Transferred Employees

91	When it is established that there is a need for additional personnel for ten (10) working days or more in a Department, with employees out on transfer such employees will be returned to their Home Department to fill the need in accordance with Paragraph 86 unless such need is being met temporarily by an employee with physical limitations who is unable to perform their normal duties. Such needed employees will be returned to their home department as soon as possible but not later than thirty (30) calendar days. Presence of a physically limited employee in a Department will not result in a senior employee on transfer losing their rate or job.

92	Except where production needs reasonably require otherwise, employees shall not be placed in a department where employees are transferred out prior to returning those on transferred back to their home department by seniority.

93	It is recognized that in order to use the work force efficiently and keep people working in so far as possible, the company requires flexibility in farming or transferring employees for a period of time, due to the reduction of work in the Home Department, or their specific skill is needed in another department, or because of the production need of another department. The farming of an employee shall be by inverse seniority by shift, and will not exceed 30 (Thirty)working days.

Wage Rate Handling

94	When an employee is transferred into a job classification they previously carried, they shall receive the rate for that job retroactively, after accumulating three (3) full days, provided such a rate is higher than they are carrying. If they continue on the job for a period of six (6) months, their short-term rate shall become their new classification.

Notice of Transfer

95	The Company will endeavor to give each employee a Notice to Report Form on the day preceding the transfer or shift change by 12:00 P.M. (noon) on the first shift, 9:00 P.M. on the second shift and 4:45 A.M. on the third shift.

New Technology, Product Transfer or Discontinuance

96	The Company and the Union agree that it is to both their mutual benefit and a sound economic and social goal to utilize the most efficient machines, processes, methods and/or materials. In this way, the Company will be able to compete effectively in the market place and, thereby, provide economically secure jobs for its employees.

97	When the Company changes technology, transfers a product line or a portion thereof from La Crosse, or discontinues the manufacture of a product line or portion thereof at La Crosse, or merges two or more departments and as a result of such action a department is dissolved or a major portion of the regular employees in such department are no longer needed on their jobs, each employee in the department whose job is abolished because of this action will be subject to the following procedure:

a.	Prior to the implementation of any of the above, the Company will meet with the Union to discuss the impact.

b.	The Company agrees to train displaced employees within a reasonable period of time (6 months or less) for available positions.

c.	Employees in classifications and areas will be handled in a manner consistent with marginal paragraph 85 of the agreement.

New Department

98	A new department is created when a new product line is originally manufactured in a separate plant area, and such department is assigned a new department number. When a new department is created, the Company and the Union will agree upon a procedure for the distribution of information regarding the department and the minimum requirements therefore. The selection of the employees will be made in accordance with Paragraphs 84 and 108 and the provisions of Paragraph 85 shall also apply.

99	The Job Selection Guidelines will be the determining factor when making the selection.

Upgrading

100	a.	The Company will continue to upgrade employees to higher skilled jobs where possible to do so. The fact that an employee is proficient on their current job will not in itself be the cause to prevent their being upgraded to a higher skilled job.

b.	When a successful bidder is selected to report to the posted/notice job they can be held up to thirty (30) days in their current job. If it is necessary to hold the employee beyond the thirty (30) days, the employee will be reimbursed for any monetary loss upon the successful completion of the training/trial period for the new job.

Transfer to Lighter Work and Incapability

101	When a senior employee, who is at the time working, requests a transfer to light work, or the Company determines that such an employee can no longer perform their job due to advanced age, physical incapacity or is incapable of performing their regular job, the Company and the Union will discuss the problem with the intent of:

a.	Assigning them to available work which they are able to perform and which needs to be performed, and

b.	Paying for such work at the wage rate of the job they would be performing.

102	It is understood that the above does not obligate the Company to make-work for an employee or to assign an employee to work which they cannot perform satisfactorily.

Leaving or Returning to Bargaining Unit

103	Any member of the bargaining unit who has been promoted or transferred or is promoted or transferred to a position outside the bargaining unit described to a position outside the bargaining unit described in Article I shall maintain the amount of seniority they had at the time of such promotion or transfer and will not continue to accumulate seniority within the bargaining unit.

104

Should such employee request to return to the bargaining unit or should the Company decide to return such employee to the bargaining unit, they will be reinstated with the amount of seniority they maintained at the time of their promotion or transfer. The Company agrees that it will not return employees to the bargaining unit for the purpose of temporarily reducing the staff of non-bargaining unit employees. When such employee returns to the bargaining unit, their job and department assignment will be at the discretion of the Company. The Union will be notified of the job and department assignment five (5) days prior to such assignment wherever possible. However, they will not be placed in a department where their assignment would cause the transfer of a regular department employee then working in the department or where there are employees out of such department on transfer, or where there is not a need for them in the department for at least ten (10) working days. Furthermore, upon return to the bargaining unit, such an employee will be assigned a labor grade no higher than the highest they held in the three-year period just prior to their promotion from the bargaining unit.

105	Nothing, however, contained in Paragraph 104 shall be construed as limiting the Company’s right to discharge any employee promoted or transferred from the bargaining unit for cause.

106	Should any employee who has been promoted or transferred from the bargaining unit and then returned to the bargaining unit under the above procedures, be subsequently again promoted or transferred from the bargaining unit, they will lose all seniority status in the bargaining unit on the date of such promotion or transfer.

107	An initial temporary vacation replacement assignment of up to 3 months outside the bargaining unit will not be counted toward the limitations of this paragraph.

Transfers Not Covered

108	All transfers not covered elsewhere in this Agreement shall be discussed with the Shop Committee before such transfers are made.

ARTICLE XI - SHIFT TRANSFERS

Voluntary Shift Exchange (up to 1 week)

109	Voluntary shift exchanges, which are approved by management, will be permitted between two (2) employees in the same department on a temporary basis (up to 1 week) if such exchange conforms to the Walsh-Healey Act and does not cause overtime payments. No changes in night shift premium will be made for either employee involved in temporary shift exchange under this paragraph.

110	For all voluntary shift exchanges, both employees must report to the department and shift from which they intend to switch for a minimum of one (1) week.

Voluntary Shift Exchange (more than 1 week)

111	A request for an exchange of shifts - for up to one (1) year by two employees in the same department will be permitted providing:

a.	Neither employee puts in more than eight (8) hours in a 24-hour period in making the exchange, to conform with the Walsh-Healey Act.

b.	Neither of the employees making the exchange may do so more than three (3) times within a year.

c.	The qualifications and experience of both employees are relatively equal.

112	Relatively equal is defined as:

a.	Two (2) employees who can perform similar job(s).

b.	An employee that is not from the department must be approved by the cell leader (engineer) and department supervisor affected to determine what job(s) they can perform or have working knowledge of, before any trade with a Home Department employee.

c.	Such request must be in writing to the Company, signed by the employees involved, specifying the duration of the voluntary shift exchange, with a copy to the Union.

d.	With respect to this paragraph, all other provisions of this Agreement shall apply.

e.	For all voluntary shift exchanges, both employees must report to the department and shift from which they intend to switch for a minimum of one (1) week.

Shift Preference

113	An employee upon attaining seniority may replace a junior employee in the same skill on a different shift in the same department subject to the following:

a.	When an employee gains seniority they can be replaced by a senior employee.

b.	Where the senior employee is replacing an employee in the same or a lower rated labor grade, the Company will in all instances where possible train a replacement within three (3) months for the senior employee so that they will be able to exercise their shift transfer. The training period will start within a one (1) week period after the employee’s written request is acted on at the regular meeting.

c.	Employees shall have the right to change shifts under this Section no more than four (4) times within each calendar year.

Transfer to Night Shift

114	When it is necessary to transfer a first shift worker to the second or third shift or a second shift worker to the third shift or the starting of a second or third shift, the youngest employee by seniority in the department capable of doing the work involved shall be so transferred, unless a senior employee has preference to be transferred to the shift involved.

ARTICLE XII - POSTED VACANCIES

115	Should a vacancy occur within the Department due to retirement, termination, promotion, etc., the Company will discuss with the Union if said vacancy needs to be filled.

a.	Employees from within the department where the opening is will be offered said openings by seniority before moving to step b of this paragraph.

b.	When a vacancy exists, the posting shall indicate the department, shift and for information purposes only, an identification of the major department functions(s), and a listing of typical labor grades in the department.

c.	If the posted vacancy is filled by an employee from the posted department from another shift, this transfer may result in a vacancy on their shift, which in that event will be posted. No further transfer or postings will be made.

d.	If the posted vacancy is not filled by someone from the posted department, it may be filled by a bidder from another department.

e.	If an employee, after having received a posted vacancy, returns to their home department, a second employee from the original list of bidders may be selected to fill the vacancy.

f.	If an employee is selected for a posted vacancy and subsequently returns to their home department at their own request, they shall be restricted from bidding on another posting for a period of six (6) months from the date of transfer to the posted vacancy.

g.	Vacancies will be filled based on the Job Selection Guidelines established and agreed to by the Union and Company.

h.	When additional personnel are required the Company will post a notice.

i.	The Company and Union will review notices prior to publication.

j.

When an employee is selected for a position and completes the training period, said employee will be restricted from bidding on another posting or notice for four (4) months. This is not intended to prevent an employee from bidding on a higher skilled job during this four (4) month period.

ARTICLE XIII - RULES AND REGULATIONS

116	a.	Stealing or taking away of any Company property, including scrap without the written permission of the Manager of Manufacturing or other supervisory personnel is prohibited.

b.	Falsification by an employee of their own starting and stopping time is prohibited.

c.	Carelessness of an employee which contributes to the injury of a fellow employee; any act of an employee which does or might contribute to the serious injury of an employee, which includes fighting on Company property; or any intentional act which results in the destruction, the defacing of Company property, or the writing of indecent language, drawing obscene drawings on cards, bulletin boards, walls, or any other part of the Company property, is prohibited.

A VIOLATION OF ANY OF THE RULES 116a THROUGH 116c WILL BE CAUSE FOR IMMEDIATE DISCHARGE.

d.	Those employees who are capable of performing their assigned job efficiently and capably, but who fail to do so, will receive a written warning, a copy of which will be given to the Shop Committee. The employee will be given at least thirty 30) days to show satisfactory improvement. If following receipt of the written warning, the employee fails to show satisfactory improvement; they will, not earlier than thirty (30) days and not later than sixty (60) days following such receipt, be given a one (1) week suspension. Where an employee’s previous service record has been good, the length of suspension may be modified. If the employee receives a second written warning within six (6) months of the beginning of their suspension, they will be given at least thirty (30) additional days to show satisfactory improvement. If, following receipt of the second written warning, the employee fails to show satisfactory improvement, they may, not earlier than thirty (30) days and not later than sixty (60) days following such receipt, be discharged. In all cases under this rule, an employee’s previous Company service record shall be given consideration before the discharge penalty is invoked.

e.	Insubordination.

f.	The refusal of any employee to obey the work orders of their immediate supervisor(s) is prohibited.

g.	Extreme insubordination will be cause for discharge.

h.	Any employee who directly or indirectly willfully slows down or limits production of himself or another employee, or machine, will have violated these Rules.

117	ANY VIOLATION OF RULES 116e THROUGH 116h SHALL SUBJECT THE EMPLOYEE TO A ONE (1) WEEK SUSPENSION WITHOUT PAY FOR THE FIRST VIOLATION AND DISCHARGE FOR THE SECOND VIOLATION WITHIN A PERIOD OF ONE (1) YEAR FROM THE DATE OF THE FIRST VIOLATION.

i.	The employees agree not to loaf during regular working hours.

j.	Employees are prohibited from doing other than Company work during working hours or using Company machinery, tools, equipment or materials for personal use.

118	ANY VIOLATION OF RULES 117i OR 117j SHALL SUBJECT THE EMPLOYEE TO A ONE (1) WEEK SUSPENSION WITHOUT PAY FOR THE FIRST VIOLATION. A SECOND VIOLATION WITHIN THREE (3) MONTHS OF THE DATE OF THE FIRST VIOLATION OR THREE (3) VIOLATIONS WITHIN A YEAR OF THE DATE OF THE FIRST VIOLATION WILL SUBJECT THE EMPLOYEE TO DISMISSAL.

k.	Employees shall be at their work at the designated starting and stopping times. Washing up, except when designated by the supervisor or for safety or hygienic purposes, shall be done after the designated stopping times.

l.	Employees shall observe designated starting and stopping times.

m.	Leaving the plant without permission.

119	FOR THE FIRST VIOLATION OF THE RULES 118k THOUGH 118m THE EMPLOYEE WILL BE SUBJECT TO A WRITTEN WARNING. FOR A SECOND OFFENSE WITHIN SIX (6) MONTHS FROM THE DATE OF THE FIRST VIOLATION, THE EMPLOYEE WILL BE SUBJECT TO SUSPENSION FOR ONE (1) WEEK. FOR A THIRD OFFENSE WITHIN ONE (1) YEAR FROM THE DATE OF THE FIRST VIOLATION, THE EMPLOYEE WILL BE SUBJECT TO DISCHARGE.

120	If an employee’s attendance record is good, permission to leave for personal reasons will be granted by their supervisor provided the request is made not later than one-half (1/2) hour after the beginning of their work shift.

121	It is agreed that the intent of this paragraph is to enable an employee with a good attendance record to leave work to attend to pressing matters not readily attended to outside their regular working hours. Any abuse of this intent by an employee will be a violation of Rule 118m.

122	Permission to leave the plant shall be granted in cases of extreme emergency (death, serious illness or accident in family, etc.). However, in such emergency cases, the employee shall notify their supervisor or other company representative before their departure.

Reporting Absence

123	All employees must call into the Central Reporting System no later than twenty (20) minutes before the start of the employee’s shift when they are unable to report for work, unless their absence has been approved in advance by their supervisor. Employees calling into the Central Reporting System must clearly give the reason for their absence and when they expect to return to work.

Excused Absence Defined

124	The following absences will be excused when approved by the Company and will not be subject to the progressive discipline procedure:

a.	Jury duty, military duty, funeral leave, occupational illness/injury, supervisory pre-approved leaves of absence, vacation, paid holidays, not scheduled for work, Union business, sickness, (see (b) below) and situations that are caused by extenuating circumstances not preventable by the employee.

b.	Employees who notify the company in accordance with Paragraph 123 and have accumulated 40 hours or more of sickness reporting in any rolling 6 month period(counting backwards), without proper documentation as described in Paragraph 127-131, will be subject to the provisions of Paragraph 126.

Unexcused Absence Defined

125 Unexcused absence is defined as:

a.	Failure to notify the Company before the absence or failure to notify the Company in accordance with Paragraph 123, except where the employee furnishes proof that it was impossible to give such required notice, the absence will be excused.

b.	Absence, which is not excused by the Company even though it is reported on time.

The following language will apply when an employee has reached the THIRD STEP of the Unexcused Absence Discipline as defined in Paragraph 126 of the current labor agreement

c.	An employee having an excessive absentee record must furnish proof acceptable to the Company that their absence was the result of sickness or causes beyond their control to be excused for such absence.

Unexcused Absence - Discipline

126	Unexcused absences will be subject to the following schedule of discipline:

Step 1:	An unexcused absence for any violation for any regular workday will result in a documented verbal warning to the employee for the first violation.

Step 2:	A second unexcused absence within a period of six (6) months from the date of the first violation will result in a second documented verbal warning.

Step 3:	A third unexcused absence within a period of six (6) months from the date of the second documented verbal warning will result in a written warning.

Step 4:	A fourth unexcused absence within a period of six (6) months from the second documented verbal warning will result in a three (3) day suspension without pay.

Step 5:	A fifth unexcused absence within a period of nine (9) months from the second documented verbal warning will result in a five (5) day suspension without pay.

Step 6:	A sixth unexcused absence within a period of one (1) year from the second documented verbal warning will subject the employee to immediate discharge.

MEDICAL DOCUMENTATION REQUIRED

127	Employees must obtain medical documentation from the attending physician, when they are requesting an excused absence(s). The documentation must state that it is medically necessary to be off work and must designate the date(s) the employee is requesting to be excused and a return to work date. Medical documentation that simply states that the employee was “seen and treated” will not be accepted.

128	Medical documentation should not include a diagnosis or details of the employee’s medical condition, unless the medical excuse is for a work related injury or illness. However, it is important to provide documentation regarding any work limitations an employee may have upon return to work.

129	Documented medical appointments will be excused absences when notice is given to the employee’s supervisor by the end of the shift prior to the day of the appointment.

130	Medical excuses will not be accepted that retroactively excuse absences prior to the date the employee received medical care. If an employee cannot see a doctor on the first day due to the illness and they see a doctor on the second day, the previous sick day will be excused if acceptable documentation is provided. In these cases, the doctor must specifically identify that due to medical reasons; the employee was unable to work and missed the first day due to illness. The employee must see the doctor on their own time.

131	The intent of these guidelines is to insure the information provided the Company for excused time off is specific and necessary and is not intended to diminish an employee’s potential excessive absentee record.

Consecutive regular working days of unexcused absence will be considered as a separate violation.

Tardiness

132	If an employee is tardy, (reports to work within four (4) hours after the employee’s scheduled shift start time) they will be excused provided they have a reason for their tardiness acceptable to the Company and have called the CRS system as soon as possible to notify the Company that they will be tardy. An employee reporting to work after the four (4) hour tardy period will be recorded as absent. In deciding on the acceptability of such reason, the Company will not act in an arbitrary manner.

133	An employee who has an unexcused tardy two (2) times or more will receive a written warning slip from the Company. Receipt of three (3) warning slips within one (1) year will subject an employee to a three (3) day disciplinary suspension.

134	Receipt of three (3) warning slips within six (6) months of the date of the three (3) day suspension warning will result in a five (5) day suspension.

135	Receipt of three (3) warning slips within six (6) months of the five (5) day suspension warning will subject the employee to immediate discharge.

Discipline or Discharge

136	When it is necessary to discipline or discharge an employee for just cause, the Company will issue a written notification to the employee and to the Union within four (4) working days after the Manager of Manufacturing or designated Company representative has knowledge of the improper conduct or performance, unless special investigation is required and the Union is so notified. A disciplined or discharged employee must file a written grievance within five (5) working days of the foregoing notification otherwise the discipline or discharge will be final.

When Union Representation is Required

137	If a Union employee is summoned into the office to answer a charge of violating the rules and regulations, they shall have Union representation.

ARTICLE XIV

GRIEVANCE PROCEDURE AND ARBITRATION

GRIEVANCE PROCEDURE

Preamble

138	It is the conviction of the Parties that prompt and fair handling of complaints of employees and charges of violation and provisions of this Agreement will lead to more efficient operations and more harmonious relations among the employees, the Union and the Company.

139	No resolution at any Step of the grievance procedure can be inconsistent with the provisions of this agreement. Furthermore, in investigating a grievance and in discussing it with the supervisor, the department Steward or Shop Committee Chairperson will take only such time as is reasonably necessary.

140	In order to be considered within the grievance procedure a complaint of an employee or a charge of violation of this Agreement must be brought to the attention of the employee’s supervisor within ten (10) calendar days of the event causing the complaint or charge or within ten (10) calendar days after the date on which such event should reasonably have become known.

Step 1

141	A complaint by an employee not resolved above shall be discussed in an attempt to resolve it, by the employee and Steward with the Supervisor, within five (5) regular working days following the initial meeting/discussion between the employee and Supervisor.

142	If the complaint is not presented to the Supervisor within the five (5) regular working day time limit, it shall be considered settled.

Step 2

143	If no resolution is met in Step 1, the Steward will present the matter to the Shop Committee Chairman who will within five (5) regular working days present the written grievance and discuss the matter with the Supervisor and Human Resource Manager.

144	If the grievance is not presented to the Supervisor or Human Resource Manager within the five (5) regular working day time limit, it shall be considered settled.

145	The Supervisor or Human Resource Manager will forward their written answer to the Shop Committee within five (5) regular working days after their discussion.

146	It is understood that no resolution at Step 2 can establish a precedent for future cases.

Step 3

147	If no resolution is met in Step 2: the Shop Committee will present the grievance to the Production Leader within five (5) regular working days after receipt of the Supervisor’s or Human Resource Manager’s answer.

148	If the grievance is not presented to the Production Leader within the five (5) regular working day time limit, it shall be considered settled.

149	Within ten (10) regular working days, after the grievance is presented to the Production Leader, a meeting will be held between the Production Leader(s), the Human Resource Manager, and the Shop Committee. A representative of the IAMAW may be present and participate in this meeting.

150	The Production Leader, will forward a written answer on the grievance to the Shop Chairman within five (5) regular working days after the Step 3 meeting.

151	Any grievance involving disciplinary time off or discharge may be initiated by the Shop Committee directly at Step 3.

Step 4

153	If no resolution is reached at Step 3, the following will apply:

154	If the grievance involves a potentially continuing liability to the Company, a request for arbitration must be made within seven (7) regular working days following receipt by the Union of the Company’s Step 3 answer. The IAMAW representative must make such request in writing to the Human Resource Manager of the Company. If no such request is made within the seven (7) regular working day time limit, the grievance will be considered settled.

155

If the grievance does not involve a potentially continuing liability to the Company, a request for arbitration must be made within sixty (60) calendar days following receipt, by the Union, of the Production Leader’s Step 3 answer. The IAMAW representative must make such request in writing to the Human Resource Manager of the Company. If no such request is made within the sixty (60) calendar day time limit, the grievance will be considered settled.

Monetary Adjustment Limitation

156	If any complaint, grievance, or arbitration decision involves monetary adjustment, such adjustment shall be made effective on the date the complaint was presented to the supervisor at Step 1 or directly initiated at Step 3 and shall not be made retroactive for any period prior to said date.

Time Limits

157	The time limits set forth in the grievance procedure may be extended by mutual agreement.

ARBITRATION

Selection of Arbitrator

158	Following a request for arbitration, The Company and the Union shall within a twenty (20) calendar days of the request, jointly request the Federal Mediation and Conciliation Service to submit a panel of seven (7) arbitrators. Each party shall have twenty (20) calendar days to accept or reject the first panel submitted. The twenty (20) calendar days may be extended by mutual agreement between the parties. If such panel is rejected, the parties shall immediately request a new panel, which must be used. Upon mutual acceptance of the first panel or receipt of a second panel, as the case may be, the company and the Union shall alternately strike a name from the panel until a single name remains and that person shall be the arbitrator. The Company shall first cross out a name on the first arbitration under this agreement and thereafter on the odd-numbered arbitration’s. The Union shall cross out a name on the second arbitration and thereafter on the even-numbered arbitration’s.

159	The cost of the panel of arbitrators will be done in the same manner as stated above. The cost for any second panel request shall be borne by the party requesting the second panel.

160	The Company will be responsible for the payment of the first arbitration panel and each odd-numbered panel thereafter and the Union will be responsible for the second arbitration panel and each even-numbered panel thereafter.

Arbitration Arrangements

161	The arbitrator chosen shall be notified of their selection by the parties. Expenses and charges by the arbitrator shall be borne equally by the Company and the Union.

162	A date mutually satisfactory to the parties shall be agreed upon and the dispute or grievance shall be submitted to the arbitrator.

General

163	A question raised by either party as to the arbitrability of a grievance shall be subject to arbitration. The function of the arbitrator shall be of judicial nature. The decision of the arbitrator will be final and binding upon the parties, but they shall not have the power to add to, subtract from or modify the terms of this Agreement and shall decide only the issues properly before him. An arbitrable grievance must involve a question of interpretation or application of the terms of this agreement. The decision of the arbitrator will be complied with as soon as possible.

Resolution of Grievances

164	The resolution of a grievance shall be recorded and signed by the parties.

ARTICLE XV - UNION REPRESENTATIVES

General

165	The Union will inform the Company of the names of all Union officials including stewards. The number of Union stewards may be adjusted by mutual agreement of the Company and Union. It is agreed that no employee will be discriminated against because of elected status in the Union.

166	The Company will agree to such arrangements as may be necessary for the Shop Chairman and/or Union stewards to carry on their Union duties. Such arrangements shall include permission for the Union representatives to leave their department and go to any other department within the bargaining unit to investigate and/or bring about a proper and expeditious disposition of a grievance or complaint.

167	The Company will pay the Shop Chairman and/or Union stewards for working time lost in processing grievances, and joint Union-Company conferences.

168	The view of the Company’s agreement above to compensate Union representatives for working time lost, the Union agrees that such time will be limited to that which is reasonably necessary to accomplish the Union duties described above.

Absence for Union Business

169	Regular members of the Shop Committee who are to be absent on legitimate business of the Union will be excused for such absence, provided at least one (1)work day notice is given to their supervisor. Also, upon at least one (1) work day notice from a designated officer of the Union to the Production Leader or their designated representatives, employees other than Union representatives will be excused from work to perform legitimate Union business provided the number requested does not interfere with production requirements.

170	Any time spent on Union business in accordance with this paragraph is considered as time worked in qualifying for vacations, pension, profit sharing and holidays. It is understood that the Union will not abuse this privilege.

Pass Procedure

171	None of the department stewards nor representatives of the Union shall leave their department, except on Company business until they have notified their supervisor.

ARTICLE XVI - LEAVE OF ABSENCE

General

172	An employee must receive permission through their supervisor for time off up to one week. Any time off in excess of one week must be supported by a leave of absence. It is understood that an employee shall not deliberately falsify reasons for requesting a leave.

173	A leave of absence not to exceed (60) days in a year may be granted to any employee if the application for such leave of absence is approved by the Company prior to the time off requested. The Union will be notified of leaves approved by the Company. In case of sick leaves and emergencies, prior approval is not necessary.

174	Extension of a leave of absence may be granted by the Company for good cause shown.

175	Leave of absence not to exceed sixty (60) days in a year will be allowed for up to two (2) employees total at any one time for personal reasons providing such leaves of absence are approved in advance of the requested time off by the Company.

176	No employee will receive leave of absence for the purpose of trying another job.

Public Office or Union Position

177	Leave of absence will be granted to an employee elected or appointed to Public Office or elected or appointed to a Union position with the Local Lodge, the IAMAW, or such other labor organization as the parties may mutually agree, upon proper application of the Company. Such leave shall be granted for a period of one year, and will be extended from year to year, but only for the same purpose for which the leave was granted.

178	Notwithstanding the provisions of Paragraph 74, an employee elected or appointed to Public Office may renew their leave from year to year for a period equal to their total seniority with the Company, except that they will not accrue seniority or service beyond a period equal to one-half their total seniority when they went on leave.

Educational Leave - Veteran

179	Leave of absence up to eighteen (18) cumulative months of such leave will be granted upon request to a military service veteran for the purpose of furthering their education providing they are eligible for such educational benefits under applicable law and has submitted proof of enrollment in an institution authorized to conduct such training.

180	Such leave of absence may be extended at the discretion of the Company for a period of up to an additional eighteen (18) cumulative months of such leave subject to the above conditions.

Returning From Leave

181	An employee who returns to work within the leave of absence shall be reinstated according to their position on the seniority list at their former rate of pay plus increases or minus decreases that may have become effective during their absence, provided they give at least three (3) days notice of their intention to return.

Returning From Sick Leave

182

An employee must present to the Human Resource Department, documentation acceptable to the Company for return from Sick Leave to full-time work at full capacity or part-time work at limited capacity as denoted, if warranted by the employee’s seniority standing and qualifications, will be offered an assignment to return effective no later than the second regular working day following the date of such presentation of medical approval. Failure to meet such offer deadline will require the Company to pay the employee a sum equal to the current sickness and accident daily benefit rate for each regular working day following the date of presentation of such medical evidence and continuing until the date such offer of work is made available to the employee.

Physical Exam Requirement

183	When an employee who is on a leave of absence for medical reasons (non-industrial) desire to return to work, they may be required to take and pass a physical examination to prove that they are capable of performing their regular work or the equivalent thereof.

ARTICLE XVII - JOB RATING

184	The Job Rating Committee shall consist of two (2) members of the Union, and at least two (2) members of the Company. Continuity of experience in job rating is intended so that proper administration of the plan will result. When a new job develops, or the requirements of an old job change the job content, the job shall first be standardized as to methods of production, tooling and equipment etc. Within thirty (30) calendar days after the job is standardized and is functioning satisfactorily as to quality and quantity, the Job Rating Committee will rate out the job. The Job Rating Committee will schedule its regular meeting dates in advance on a monthly frequency. Based on the number and the urgency of pending ratings, the parties may schedule an interim meeting by mutual agreement.

Disagreement on Rating

185	In the event of a disagreement between the Company and Union members of the Job Rating Committee on the job content of a new job or the job content change of an existing job they will conduct a floor review within thirty (30) calendar days. If, after the floor review is completed, a disagreement still exists a grievance will be filed. Any grievance over a job rating to be considered timely must be filed in Step 2 of the grievance procedure within thirty (30) calendar days following the floor review. Any settlement of such a grievance will be effective on the date of the floor review.

Newly Created Job

186	On a newly-created job, no permanent assignment will be made until thirty (30) days after the date of the Committee’s rating or the date the Company-determined rate is put into effect, whichever is the earlier. If the employee performing the job has a higher rate than that put into effect, they may accept the lower rate for the job or, within the thirty (30) days, decide to return to their previous job. However, the Company may retain them on the new job at their current rate for a period of time adequate for training a replacement.

Effective Date - Grievance

187	Where a job is re-rated and the labor grade is increased, an employee performing the job will receive the higher rate effective on the date of the floor review, provided a timely grievance concerning the rating of the job was presented to the Company and provided they have completed the job progression.

188	In the event that the labor grade of a job is to be decreased, the parties will meet to determine the appropriate means of handling the situation.

ARTICLE XVIII - VACATION

189	The vacation period will run from January 1 through December 31 of each year during the term of this Agreement. One week of vacation entitlement may be carried over from one year to the next; however, each year’s vacation may not exceed the annual entitlement plus 1 week carryover and then only if the employee qualifying for and requesting such consideration meets the scheduling requirements of Paragraph 196. Accident and Sickness weekly benefits will not be paid for the same period as vacation except with advance Company approval.

Vacation Entitlement

190	Years of Service

as of January 1 Vacation Entitlement

1 but less than 4	2 weeks
4 but less than 8	2.5 weeks
8 but less than 12	3 weeks
12 but less than 16	3.5 weeks
16 or more	4 weeks

191

In the calendar year during which an employee reaches their 4th , 8th, 12th and 16th anniversary date they shall be entitled to an additional 1/2 week of vacation. With Company approval, said week may be taken up to one month prior to the employee’s anniversary date.

Work Requirements

192	In order for an employee to qualify for a vacation in any vacation period they must have worked at least six (6) months during the previous vacation period. For the purpose only of calculating such work requirements, time lost from work due to a compensable work-related injury during the vacation period in which the injury occurs, will be considered as time worked.

193	An employee who has worked for the Company less than one year prior to January 1 of a given year shall, upon reaching their first anniversary date, become entitled to a two (2) week vacation during such year provided they have worked at least six (6) of the twelve (12) months preceding their first anniversary date. In the event that such employee’s anniversary date falls between December 15 and December 31 their vacation may, with Company approval, be scheduled to commence up to one month prior to their first anniversary date.

If Work Requirements Not met

194	An employee who, as of the beginning of a vacation period has one (1) or more years’ service and has worked during the preceding year but does not meet the six (6) months’ work requirement set forth in marginal Paragraph 193 above shall not be entitled to a vacation during said vacation period, they shall, instead, receive an in-lieu-of vacation payment based upon the following formula:

Years of Service # of Straight Time Earnings as of January 1 During Preceding Year
1 but less than 4	4%
4 but less than 8	5%
8 but less than 12	6%
12 but less than 16	7%
16 or more	8%

Vacation Pay

195	An employee will be paid prior to their vacation of one week or more for the appropriate number of hours to be taken at this regular rate subject to the above requirements and appropriate advance scheduling. In order to receive vacation pay in advance of their vacation, notification must be received by the Company before 9:00 a.m. of the second Thursday, which precedes the week in which their vacation is to be taken.

Scheduling Procedure

196	The procedure to be followed in scheduling vacations shall include the following:

a.	The number of weeks of vacation eligibility is determined for each department.

b.	Based on this number, the vacation quota(s) are established for the departments. The Company follows the policy of allowing vacation weeks to be taken between January 1 and December 31.

c.	During December of each year, employees are asked their vacation preference for the coming vacation year. The principle of seniority in asking vacation preference is followed within each department and shift, insofar as possible.

d.	At Company option, operations may be shut down for vacation for up to four (4) working days each year and vacation pay will be given to employees who elect to take such time as vacation. Such days must be scheduled in conjunction with Christmas, and/or New Year’s Day, and/or July 4 holidays.

e.	An employee may take a day at a time vacation up to their full entitlement of such vacation.

f.	Seven (7) existing days of current vacation can be taken in 1/2 day increments not to be coupled with personal business.

g.	Regular vacations plus day-at-a-time vacations on the last regular work day prior to and the first regular work day after a holiday(s) and the Friday prior to deer season cannot exceed the department or shift group established quota plus 50%.

h.

Requests for day-at-a-time/half day vacations should be made no later than twenty (20) minutes before the start of the employee’s shift on the day requested. A one (1) hour notification also applies for 2nd half of shift vacation. If an employee is sick and calls in on time, they may specify that day as a day of vacation to a maximum of their full entitlement.

i.	The use of day-at-a-time/half day vacation cannot disrupt production operations.

Pay in Lieu of Vacation

197	An employee who is quitting or retiring will be entitled to pro-rate vacation pay based on the appropriate percentage for their length of service for all regular straight time earnings from the beginning of the vacation period until their termination if they satisfy the work requirements listed in Paragraph 192 and if they gives the Company at least five (5) working days notice of their intention to quit or retire.

198	Payment in lieu of vacation may be made to any employee for a vacation not taken by the individual, if they are eligible for a vacation in accordance with the above paragraphs, but has not actually worked ten (10) months during the qualifying period. Upon an employee’s death, their beneficiary, as shown in the Group Life Insurance Record, will be entitled to pro-rate vacation pay based on the appropriate percentage for the employee’s length of service for all regular straight-time earnings from the beginning of the vacation period until their death.

Return From Military Service

199	When an employee returns to work from a duly authorized leave of absence to the armed services, their vacation rights will be determined as follows:

a.	If the employee returns to work between January 1st and June 30th inclusive, they shall be entitled to full vacation rights for the vacation period in which they return and must take their vacation.

b.	If the employee returns to work between July 1st and December 31st inclusive, they shall be depending upon their years of service, entitled to 4%, 5%, 6%, or 8% of their regular straight time hourly earnings between July 1st and December 31st in lieu of a vacation for the vacation year during which they return.

c.	All time spent in the armed services which is supported by a duly authorized leave of absence shall be considered the same as work time for computing vacation rights for the vacation period which follows the vacation period during which the employee returns to work.

ARTICLE XIX - WAGES

New Hire Rate and Progression

200	The new hire rate shall be in accordance with the Wage Rate Schedule below; but, after consultation with the Shop Committee, the Company may employ applicants with significant experience at a higher rate than the new hire rate. Upon attaining seniority, an employee shall receive a seniority rate in accordance with the annual rate schedules following this paragraph, (unless they were employed at a higher rate) and be assigned a home department. The rate increases for twelve (12) months, twenty-four (24) months, etc., shown on the rate schedules below shall become effective once the employee in question has actually worked fifty-two (52) calendar weeks, one hundred and four (104) calendar weeks, etc. on the job in question. Layoffs of three (3) months or less will be considered as time worked in the above stated time frames. (The above applies to progression rates only).

Wage Rate Schedule A - Apprenticeship and Journeyman

Effective February 8, 2010 through February 6, 2011

Job Title	Labor Grade	New Hire Rate	Seniority Date	Rate After 12 Mo	Rate After 24 Mo	Rate After 36 Mo	Rate After 48 Mo	Rate After 60 Mo	Rate After 72 Mo
Tool and Die maker	J-C	13.32	14.45	15.63	17.57	19.52	21.47	23.31	26.20
Electronic Electrician	J-C	13.32	14.17	15.53	16.90	18.28	18.97	23.05
Maintenance Mechanic	J-C	13.32	14.17	15.53	16.90	18.28	18.97	23.05
Maintenance Electrician	I-C	13.32	14.17	15.53	16.90	18.28	18.89	21.11
Millwright	I-C	13.32	13.89	15.26	16.60	17.93	20.47

Wage Rate Schedule A - Apprenticeship and Journeyman

Effective February 7, 2011 through February 5, 2012

Job Title	Labor Grade	New Hire Rate	Seniority Date	Rate After 12 Mo	Rate After 24 Mo	Rate After 36 Mo	Rate After 48 Mo	Rate After 60 Mo	Rate After 72 Mo
Tool and Die maker	J-C	13.32	14.45	15.63	17.57	19.52	21.47	23.31	26.20
Electronic Electrician	J-C	13.32	14.17	15.53	16.90	18.28	18.97	23.05
Maintenance Mechanic	J-C	13.32	14.17	15.53	16.90	18.28	18.97	23.05
Maintenance Electrician	I-C	13.32	14.17	15.53	16.90	18.28	18.89	21.11
Millwright	I-C	13.32	13.89	15.26	16.60	17.93	20.47

Wage Rate Schedule A - Apprenticeship and Journeyman

Effective February 6, 2012 through February 2, 2013

Job Title	Labor Grade	New Hire Rate	Seniority Date	Rate After 12 Mo	Rate After 24 Mo	Rate After 36 Mo	Rate After 48 Mo	Rate After 60 Mo	Rate After 72 Mo
Tool and Die maker	J-C	13.82	14.95	16.13	18.07	20.02	21.97	23.81	26.70
Electronic Electrician	J-C	13.82	14.67	16.03	17.40	18.78	19.47	23.55
Maintenance Mechanic	J-C	13.82	14.67	16.03	17.40	18.78	19.47	23.55
Maintenance Electrician	I-C	13.82	14.67	16.03	17.40	18.78	19.39	21.61
Millwright	I-C	13.82	14.39	15.76	17.10	18.43	20.97

Wage Rate Schedule B - Production Rates

Effective February 8, 2010 through February 6, 2011

Job Title	Labor Grade	New Hire Rate	Seniority Date	Rate After 12 Mo	Rate After 24 Mo	Rate After 36 Mo	Rate After 48 Mo	Rate After 60 Mo
Diaform Grinder	10	12.59	14.14	16.70	19.50	20.07	21.47	25.49
Welder (Internal Repair)	9	12.59	14.04	16.42	19.50	20.07	21.11	22.07
Welder (All Position 863)	8	12.59	14.04	16.42	19.50	20.07	21.11
Welder (All Position 862)	7	12.59	13.93	16.42	18.95	19.86	20.62
Machinist	6	12.59	13.93	16.13	18.95	19.86
Vac Furnace Operator	6	12.59	13.93	16.13	18.95	19.86
Tester C	6	12.59	13.93	16.13	18.95	19.86
Fin Press Set-up Operator	6	12.59	13.93	16.13	18.95	19.86
Inspector	6	12.59	13.93	16.13	18.95	19.86
Stacker	5	12.59	13.84	16.13	18.58
Tester B	5	12.59	13.84	16.13	18.58
Fabricator C	4	12.59	13.84	15.35	17.84
Receiving Clerk/Checker/Stockroom	4	12.59	13.84	15.35	17.84
Tester A	4	12.59	13.84	15.35	17.84
Fabricator B	3	12.20	12.99	15.21	16.71
Fabricator A	2	12.20	12.99	15.03	16.42
Janitor	1	12.20	12.76	15.03
Laborer	1	12.20	12.76	15.03

Wage Rate Schedule B - Production Rates

Effective February 7, 2011 through February 5, 2012

Job Title	Labor Grade	New Hire Rate	Seniority Date	Rate After 12 Mo	Rate After 24 Mo	Rate After 36 Mo	Rate After 48 Mo	Rate After 60 Mo
Diaform Grinder	10	12.59	14.14	16.70	19.50	20.07	21.47	25.49
Welder (Internal Repair)	9	12.59	14.04	16.42	19.50	20.07	21.11	22.07
Welder (All Position 863)	8	12.59	14.04	16.42	19.50	20.07	21.11
Welder (All Position 862)	7	12.59	13.93	16.42	18.95	19.86	20.62
Machinist	6	12.59	13.93	16.13	18.95	19.86
Vac Furnace Operator	6	12.59	13.93	16.13	18.95	19.86
Tester C	6	12.59	13.93	16.13	18.95	19.86
Fin Press Set-up Operator	6	12.59	13.93	16.13	18.95	19.86
Inspector	6	12.59	13.93	16.13	18.95	19.86
Stacker	5	12.59	13.84	16.13	18.58
Tester B	5	12.59	13.84	16.13	18.58
Fabricator C	4	12.59	13.84	15.35	17.84
Receiving Clerk/Checker/Stockroom	4	12.59	13.84	15.35	17.84
Tester A	4	12.59	13.84	15.35	17.84
Fabricator B	3	12.20	12.99	15.21	16.71
Fabricator A	2	12.20	12.99	15.03	16.42
Janitor	1	12.20	12.76	15.03
Laborer	1	12.20	12.76	15.03

Wage Rate Schedule B - Production Rates

Effective February 6, 2012 through February 2, 2013

Job Title	Labor Grade	New Hire Rate	Seniority Date	Rate After 12 Mo	Rate After 24 Mo	Rate After 36 Mo	Rate After 48 Mo	Rate After 60 Mo
Diaform Grinder	10	13.09	14.64	17.20	20.00	20.57	21.97	25.99
Welder (Internal Repair)	9	13.09	14.54	16.92	20.00	20.57	21.61	22.57
Welder (All Position 863)	8	13.09	14.54	16.92	20.00	20.57	21.61
Welder (All Position 862)	7	13.09	14.43	16.92	19.45	20.36	21.12
Machinist	6	13.09	14.43	16.63	19.45	20.36
Vac Furnace Operator	6	13.09	14.43	16.63	19.45	20.36
Tester C	6	13.09	14.43	16.63	19.45	20.36
Fin Press Set-up Operator	6	13.09	14.43	16.63	19.45	20.36
Inspector	6	13.09	14.43	16.63	19.45	20.36
Stacker	5	13.09	14.34	16.63	19.08
Tester B	5	13.09	14.34	16.63	19.08
Fabricator C	4	13.09	14.34	15.85	18.34
Receiving Clerk/Checker/Stockroom	4	13.09	14.34	15.85	18.34
Tester A	4	13.09	14.34	15.85	18.34
Fabricator B	3	12.70	13.49	15.71	17.21
Fabricator A	2	12.70	13.49	15.53	16.92
Janitor	1	12.70	13.26	15.53
Laborer	1	12.70	13.26	15.53

WAGES

201	Sickness and Accident (S&A)

Short Term Disability

Employees are eligible after completing their probation period.

202	Benefits to be paid at 50% of the weekly rate with a minimum benefit rate of $325.00 and a maximum benefit rate of $375.00. Benefits are payable for up to twenty-six (26) weeks.

203	Long Term Disability

Long-term Disability benefits will be paid at 60% of employee’s monthly base wage upon completion of the benefit waiting period. The benefit waiting period will be 180 days of continuous disability. A period of disability will be considered continuous even if the employee returns to work for up to a total of 30 days during the benefit waiting period. The benefit waiting period will be extended by the number of days the employee temporarily returned to work.

204	Long-term Disability benefits will continue until the earlier of the following dates: date the employee ceases to be disabled; or the date of the employee’s normal retirement to receive full Social Security Benefits as stated by the Social Security Administration.

205	Effective February 8, 2010, the Company will increase all levels of the progression rates for each job as follows:

Effective 2/8/10		no adjustment

Effective 2/7/11	*$	1000 Payment

* to all employees who have worked 1000 hours or more (overtime included) during the calendar year 2010.

Effective 2/6/12		$.50

401K SAVINGS PLAN

206	401K matches will be 50% up to the first 6% of employee’s base wage saved.

207	The 401K match will be made on the employee’s annual base wage except for exclusions noted in subparagraph h of paragraph 210 – Compensation Excluded for Profit Sharing and 401K match.

208	The Company agrees to discuss all 401K-plan amendments or plan terminations with the Union prior to the implementation of such plan amendments or termination of plan benefits.

PROFIT SHARING

209	Profit sharing for the Chart personnel shall be on the following basis, for 2010 – 2013.

a.	10% common pool for all Chart employees.

b.	Minimum EBIT for profit sharing.

2,000,000 each year for the duration of the agreement.

210	Distribution of EBIT Profit Sharing Pool

a.	The profit sharing distribution will be made as a % of individual annual base wages except for exclusions noted in sub-paragraph h.

b.	The base wage distribution % is determined as follows;

Base Wage Profit Sharing % =

EBIT Pool $
Total Chart Annual
Base Wage Payroll

c.	Actual distribution will occur in first pay date in April of the following year.

d.	Profit sharing will be a 100% distribution of the Common EBIT Pool as a % of base wage.

COMPENSATION BASIS FOR PROFIT SHARING

e.	Partial Year Distribution

It is agreed that those individuals who retired during a current year would receive a pro-rata distribution based on that current year’s base wages earned. The same will also apply to individuals who left the hourly work force during the duration of this agreement. For employees terminated for disciplinary reasons, no pro-rata distribution will be made.

Probationary Employees

f.	Probationary employees will be paid profit sharing on a pro-rata basis for base wages earned in a given year. Payment will be made after the probationary employee achieves seniority.

g.	Determination of base wages will be based on wages from the start date.

Compensation Excluded for Profit Sharing and 401k Match

h.	Compensation excluded from the wage base for purposes of calculating profit sharing and 401k Match are:

Overtime

Service Trip Premium

S&A Benefits

Worker’s Compensation

Profit Sharing

211	All other compensation is included in the wage base for determination of profit sharing AND 401k Match.

Shift Premiums

212

The second shift shall receive thirty-five ($.35) cents per hour over the day shift, the third shift shall receive forty ($.40) cents per hour over the day shift. The 4th shift, weekend shift employees will receive sixty cents ($.60) per hour over the day shift. The 5th shift, weekend shift employees will receive forty ($.40) per hour over the day shift.

Apprenticeship Program

213	The Apprenticeship Committee shall consist of two from the Company and two from the Union.

214	One representative of the Union will be from the Apprenticeship category required; the second representative shall be the Local Lodge President or a designated appointee.

215	Before any changes are implemented in the Apprenticeship Program, the Company and the Union Shop Committee will discuss such change.

ARTICLE XX - CHECK-OFF

216	Upon receipt of a signed authorization of the employee involved, the Company shall deduct from the employee’s pay the initiation fee and regular monthly dues payable by them to the Union during the period provided for in said authorization. The amount will be certified by the Financial Secretary of the Local Lodge.

217	Deductions shall be made on account of the initiation fee and regular monthly dues payable from the first paycheck of the employee after receipt of the authorization and monthly thereafter from the second paycheck of the employee in each month.

218	Deductions provided in Paragraphs 216 and 217 shall be remitted to the Financial Secretary of the Union no later than the fifth (5th) day following the deduction and shall include all amounts due and those dues not deducted in the previous month. The Company shall furnish the Financial Secretary of the Union, monthly, with an alphabetical record of those for whom deductions have been made and the amounts of the deduction.

219	The parties agree that check-off authorizations shall be in the following form:

220	Name of Employee

Dept. No.

Clock No.

Date

221	I hereby authorize and direct the Company to deduct from my pay beginning with the current month, the initiation fee and regular monthly membership dues in the IAMAW.

222	I submit this authorization with the understanding that it will be effective and irrevocable for a period of one (1) year from this date, or up to the termination date of the current collective bargaining agreement between the Company and the IAMAW, whichever occurs sooner.

223

This authorization shall continue in full force and effect for yearly periods beyond the irrevocable period set forth above unless revoked by me within fifteen (15) days prior to the end of any such period. I shall also have the right to revoke this authorization at any time within a period of fifteen (15) days prior to the termination date of any collective bargaining agreement between the Company and the Union if such termination shall occur within one of the aforenoted yearly periods. Such revocation shall be effected by written notice, sent by Registered Mail, Return Receipt

Requested, to the Company and the Union within such fifteen (15) day period.

Signature:	”.

224	The Union agrees to indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that may arise out of, or by reason of, action taken or not taken by the Company in complying with the provisions of this Article, in reliance upon the Check-Off Authorizations which have been furnished it.

ARTICLE XXI

CLAUSES RELATING TO PENSION PLAN

Section I: Chart Pension Plan

225	Subject to the provisions of Section 4 of this Article, and unless the parties otherwise agree, the Pension Plan for Hourly Rated Employees of Chart Heat Exchangers (hereinafter referred to as the “Pension Plan”) which was effective January 4, 1986, will continue to be maintained pursuant to the terms of the Pension Plan, except that the Pension Plan will be frozen and no further contributions shall be made to the Pension Plan after March 31, 1998. The Company may continue to make such changes in the Pension Plan as, in the opinion of the Company, are required for compliance with the Employer Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder (hereinafter collectively referred to as the “Act”), provided that if any such changes diminish benefits under the Pension Plan, the Company shall attempt to minimize such effect.

226	To be effective, written notice of proposed change(s) must be served by one party upon the other no less than sixty (60) days prior to any modification or change in the Pension Plan, except such as may be required to conform with the Act or Section 401(a) of the Internal Revenue Code of 1954, shall be prospective in its application and shall be made effective as of the date on which agreement with respect to such modification or change is reached by the Company and the Union.

Section II: Funding of Benefits

227	The Company will continue to make contributions to the Chart Pension Plan to fund obligations for past service credit.

228	Neither the Company nor the Union, except under the conditions specified in Paragraph 225 of this section, shall demand any change in the Pension Plan nor shall either be requested to bargain with respect to any change in the Pension Plan, nor during the term of the Pension Plan, nor shall any modification, alteration, or amendment of said Pension Plan, be an objective of, or reason for, any strike or lockout or other exercise of economic force or threat by either the Union or the Company.

Section III: Agreement Retirement Date

229	The normal retirement date of each employee will be the first day of the month following the month in which the employee’s 65th birthday occurs. An employee who retires after their normal retirement date shall receive a retirement pension, payable commencing at their actual retirement date, consisting of the following:

a.	An amount determined as if they had retired on their normal retirement date; plus

b.	For service accrued after their normal retirement date, an amount determined in accordance with the respective benefit rates in effect for each year or portion thereof in which such service was accrued.

Other

230	Retirement Death Benefit

For those employees retiring after February 4, 2001, the retiree death benefit is $5,000.

231	Medicare Plan “B” Supplement

Actual cost up to a maximum of $55.00/month, life of agreement

Section IV: IAM NATIONAL PENSION FUND - NATIONAL PENSION PLAN

232	a.

The Employer shall contribute to the I.A.M. National Pension Fund, National Pension Plan as shown below for each hour or portion thereof for which employees in all job classifications covered by this Agreement are entitled to receive pay under this Agreement. If the employee is paid for a portion of an hour, contributions will be made by the employer for the full hour. The rate will be paid as follows:

Effective February 8, 2010	$.85 per hour

Effective August 2, 2010	$.90 per hour

Effective 2/7/11	No Adjustment

Effective 2/6/12	No Adjustment

b.	The Employer shall continue contributions based on a forty (40) hour work week while an employee is off work and being compensated for any such time by the employer.

c.	Contributions for a full-time employee are payable from the first day of employment.

d.	The I.A.M. Lodge and the Employer adopt and agree to be bound by, and hereby assent to, the Trust Agreement, dated May 1, 1960, as amended, creating the I.A.M. National Pension Fund and the Plan rules adopted by the Trustees of the I.A.M. National Pension Fund in establishing and administering the foregoing Plan pursuant to the said Trust Agreement, as currently in effect and as the Trust and Plan may be amended from time to time.

e.	The parties acknowledge that the Trustees of the I.A.M. National Pension Fund may terminate the participation of the employees and the Employer in the Plan if the successor collective bargaining agreement fails to renew the provisions of this pension Article or reduces the Contribution Rate. The parties may increase the Contribution Rate and/or add job classifications or categories of hours for which contributions are payable.

f.	This Article contains the entire agreement between the parties regarding pensions and retirement under this Plan and any contrary provision in this Agreement shall be void. No oral or written modification of this Agreement shall be binding upon the Trustees of the I.A.M. National Pension Fund. No grievance procedure, settlement or arbitration decision with respect to the obligation to contribute shall be binding upon the Trustees of the said Pension Fund.

g.	Any modification agreed upon between the parties under Section I, Paragraph 226 of this Article, resulting from negotiations commenced as a result of the sixty (60) day notice referred to therein shall take effect on the day after the Pension Plan expiration date which was in effect at the time the sixty (60) day notice was given.

HEALTH INSURANCE (HEALTH AND DENTAL INSURANCE)

233	The Company will offer individuals retiring after December 21, 1990, the opportunity to participate in the company Health Care Plan for an additional 18 months beyond the 18 month period allowed by COBRA (Consolidated Omnibus Budget Reconciliation Act), by paying 100% of the premium cost for coverage of similarly situated individuals. This applies to individuals retiring at age 62 or later. This offer is effective from December 21, 1990 through February 2, 2013 on a non-precedent setting basis. Actual cost of this plan may change on a year-to-year basis as determined by the health care provider. This provision is no longer applicable when an individual reaches age 65 or is eligible for Medicare.

234	Cost experience and impact of this group on Health Insurance costs is to be followed.

ARTICLE XXII - INSURANCE

BOOKLET

235	The new Health Insurance Booklet will be distributed to the membership within one (1) month from the date of receipt by the Company.

236	The Company will maintain an employee assistance program, which is mutually acceptable to the Company and the Union.

Insurance Committee

237	The insurance committee shall consist of two (2) representatives of the Company and two (2) representatives of the Union. The Union President or IAMAW representative or their representative may attend meetings at any time.

238	This committee shall have the necessary time needed to provide Alternative Health Plans annually and the Company shall pay the time spent. Union Committee representatives shall have the time spent on this committee applied as hours worked on their shift for each day needed to investigate Alternative Plans.

Duties of Insurance Committee

239	a.

The insurance committee shall meet every three (3) months and the agenda shall be established prior to the date of the meeting. A representative of the insurance carrier shall be asked to attend the meetings.

b.	The insurance committee shall be authorized to review all

financial aspects of the insurance plan and be furnished complete expenditure and benefit data.

c.	Members of the insurance committee shall be authorized to inquire on the status of any claim submitted by any member of the Union.

General

240	a.	The group insurance coverage will terminate on February 2, 2013.

b.	There shall be no modification in the benefits provided under the insurance plans during the policy term except as mutually agreed by the parties or required by law. Any dividend paid on the insurance policy shall be paid in full to the Company.

c.	In the event the insurance carrier does not pay full benefit as prescribed in the master policy without justifiable reasons, the company shall further process the claim on behalf of the employee with the insurance carrier.

d.	If an employee’s insurance terminates due to temporary layoff or leave of absence, such employees shall be eligible for insurance on the date of return to full time work.

e.	If an employee is not at work on the date the insurance would otherwise become effective, such effective date of insurance shall be the first day the employee returns to active work. However, the insurance will become effective as if the employee was at work if such employee is off work due to vacation or holiday.

f.	Alternative Health Plans (HMO’s, POS, PPO plans etc.) will be provided annually in a similar form or one that has the same benefits as the current plans. During the life of the agreement, the Insurance Committee will evaluate other Alternative Health Plans for 2011, 2012 and 2013.

g.	Should alternate company health insurance plans become available, the Company and Union will meet to discuss the opportunity to participate in such plans.

h.	The Company and Union agree that the Section 125 Plan is in effect for the duration of this agreement.

Health and Dental Insurance Cost Sharing

241	Effective 2010 Open Enrollment Completion date through February 2, 2013.

Employee has choice of:

•	Basic 2 Tier (Single/Family) Plan - The Current Chart Hourly Healthcare plan with NO PLAN DESIGN

CHANGES at a 20% Employee cost share.

•

Plus 2 Tier (Single/Family) Plan – The Current Chart Hourly Healthcare plan with NO PLAN DESIGN CHANGES at a 20% Employee cost share plus 100% of the premium difference between the Chart Hourly Basic Health Care Plan and the Chart Hourly Plus Health Care Plan during this period.

•

Chart Corporate Group Health Plan – Employees will be offered and may enroll in the Chart Corporate Group Health Plan with the terms of the plan active at the time of open enrollment. The Company shall have complete and sole discretion to implement, modify, amend, design or revise all terms and conditions including premium co-pays of the Chart Corporate Group Health Insurance plan(s). Any revisions(s) by the Company specific to the Chart Corporate Group Health Plan(s) are management rights.

242	Employees who can provide proof of other medical plan coverage may opt out of Chart plans or HMO and receive a payment during the course of the plan year. The payment may be taken as either cash, which is taxable, or placed on a pre-tax basis in a flexible spending account in the employee’s name. The payment for each year is as follows:

1st Year	–	$1,500.00
2nd Year	–	$1,500.00
3rd Year	–	$1,500.00

Payout will occur on a monthly basis

(Ex: 12 mos X $125.00 = $1,500.00)

243	Dental

Employee shares 50% of the total premium.

244	Life Insurance

a.	For the life of the agreement employees will be insured to a minimum of $23,000 or a maximum of one times annual base wage, whichever is greater.

b.	Employees may purchase up to three times base wage (minimum $23,000)

ARTICLE XXIII - COMPANY OWNED TOOLS

245	In an effort to provide safer and more effective production equipment, the Company and the Union, do hereby agree to the following:

246	The Company shall loan to each employee, at no cost to him, a set of tools and tool container with lock (where needed) adequate for the proper and efficient performance of their duties subject to the following conditions:

a.	The Company shall determine what tools are required for each job, and shall list against each job the normal tools required for it. Any tools which are to be required at the worker’s expense shall be listed accordingly.

b.	The Company shall replace worn tools, which are broken through normal use at no cost to the worker.

c.	The Company shall indelibly mark each tool and tool container so that it may be identified to the individual worker.

d.	The Company shall, through its supervisor, make such inspections of the tools and tool containers used by each worker as may be required. All inspections of the tools and tool containers shall be done in the presence of the employee to whom they are charged. No tool container shall be opened during the absence of the employee to whom they are charged. When inspection is being made in search of a missing tool, it shall be done in the presence of an authorized Union steward.

e.	Each worker shall maintain a complete set of tools at all times and shall report any and all tools or tool containers missing, lost, or stolen from their set to their supervisor for replacement immediately.

f.	Each worker shall reimburse the Company for replacement of Company tools or tool containers lost or stolen while charged to him. If payment is not made in cash to the crib clerk, the amount for which the worker is charged shall be deducted from their paycheck. If the cost is more than three dollars ($3.00), deduction can be made from more than one paycheck. If the missing, lost or stolen tool is recovered in good condition, suitable adjustment shall be made to the worker. In the event that a toolbox equipped with tools is missing, lost or stolen, the Company will be responsible for the cost of such equipped toolbox.

g.	A worker shall only use personally owned tools when authorized by their supervisor.

h.	Any improperly identified tools found in a worker’s possession shall be removed and placed in the tool crib.

i.	Any tools or tool containers with identification markings found in any improper area shall be returned to the worker to whom they are then charged.

247	Any employee leaving the employment of the Company shall satisfy their tool account before receiving their final pay.

Safety Creed

248	“One must not believe that SAFETY begins with your fellow employees, it begins with YOU! The Safety Program can do everything possible to protect you and your fellow employees, but if YOU disregard SAFETY, you not only endanger yourself, but those around you. SAFETY must be practiced twenty-four hours a day, as an accident requires less than one second to happen. That “second” may mean a costly and permanent injury to yourself or to a fellow employee, which you will think about for the rest of your life. It is far easier to live with SAFETY than the results of a careless accident”.

ARTICLE XXIV - ACCIDENT PREVENTION

Safety Committee

249	The Safety Committee shall consist of the Shop Chairman, Health and Safety Coordinator, Safety Technician, Safety Steward, and other designated hourly and salaried representatives.

Function of Safety Organization

250	The function of the Safety Committee shall be to cooperate in reducing accidents by:

a.	Reporting of hazards and unsafe practices from their respective departments.

b.	Bringing about the cooperation of all employees both Union and Management to carry out the safety program.

Safety Problems

251

If a safety problem arises in the department, the steward will call it to the attention of the Supervisor. Should the safety problem still not be solved within a reasonable period of time, the steward may call the Shop Chairman to investigate the problem. The Shop Chairman may discuss the problem with the Health and Safety Coordinator. If the problem still exists, it shall be placed on the agenda of the next regular Safety Committee meeting. If the problem exists following consideration by the Safety Committee, the Union may call in an outside expert to review the problem and discuss it with the Shop committee and the Company with the objective of obtaining a mutually satisfactory solution.

Safety Committee

252	The duties of the Safety Committee shall be:

a.	To meet at least once during each month to consider and, if appropriate, implement safety recommendations of the Safety Committee or others.

b.	To participate on inspection teams that will make monthly inspection tours of the plant. The inspection team will consist of members of the Safety Committee or designated representatives.

c.	To investigate reports of hazards and unsafe practices and effect correction. Reports made by the inspection team and any other reports from the Safety Committee will be reviewed at the monthly safety meeting and any unsafe conditions or practices will be called to the attention of the supervisor of the department involved. Every reasonable effort will be made to have the unsafe condition or practice corrected promptly.

d.	Upon the request of the Shop Chairman or their designated representative where evidence exists that a chemical or substance to which an employee is exposed in the workplace may be toxic and hazardous, the Company will provide the Union and the employee with the Company’s safety data sheets or their equivalent, including information about any available remedies and antidotes for such materials.

e.	In case of a serious injury to an employee, the Safety Technician and the Health & Safety Coordinator will be notified promptly so that they can investigate the accident.

f.	In the event of a disagreement as to the liability of the Company in the case of an injury of an employee, the Manager of Manufacturing will, upon request, review the pertinent facts of the case with the Shop Chairman. The Company agrees to pay for the time lost by the Shop Chairman from regular working hours for such review with the understanding that this privilege will not be abused. No such review will be made if the case is given to an attorney.

g.	The Safety Steward will be permitted to carry out their duties relating to safety and health.

h.	The Safety Committee is responsible for making proper decisions on Safety, consistent with established safety practices.

i.	The Company will be responsible for any and all discipline resulting from any safety violation.

Safety Cooperation

253	The Safety Committee realizes that a safe plant is an efficient one and will devote its energies to this accomplishment. In order to carry out this program, the Safety Committee will need 100% cooperation of all employees of the company. The committee encourages the making of suggestions.

254	The Union and employees agree that they will cooperate in promoting safety and health programs and will comply with all safety rules and regulations and to use safety equipment as required by OSHA and the Company.

255	The general rules of safety must be observed. Failure to do so will incur the penalties as set forth in the Safety Code. The Company and employees will cooperate to see that these rules of safety are observed by all employees.

Selection of Committee

256	The Company and Union Safety Committee representatives will be chosen by the Health and Safety Coordinator and Shop Chairman respectively, and will serve for a period of one year. Stewards selected will serve the full period whether or not they continue as stewards for the full term. A replacement who fills a vacancy shall serve out the balance of the term of their predecessor and may serve the next full term, if selected.

Safety Codes

257	The purpose of these safety rules is to protect the employees as they work and ensure that they work safely. By following these rules, they should avoid injury to themselves or fellow employees. Strict enforcement of these safety rules will materially reduce the possibility that someone else will commit an unsafe act which could endanger them.

a.	The work place is to be kept clean and orderly.

b.	The Safety equipment prescribed for any particular job shall be used in a proper manner at all times.

c.	Safety glasses and/or approved eye protection are to be worn as prescribed, in all designated areas at all times.

d.	Rings, bracelets, wristwatches, loose garments or neckties are not permitted while operating a machine. Clothing worn shall be appropriate for the shop floor environment and shall not pose a threat to safety.

e.	Safety toe footwear is required by all employees on the shop floor. Safety toe footwear worn must comply with all current American National Standard Codes (A.N.S.I. Z41-1991 Directive) and O.S.H.A. guidelines that are in effect.

f.	Complete instructions and permission must be obtained from a supervisor before operating any machine, which an individual does not normally operate. All safety guards on machines must be in place and functional.

g.	A lockout on the power switch must be used while performing any maintenance work on a machine, which requires placing any part of the body into or near its mechanism.

h.	Individuals must not reach through or behind a safety guard while a machine is running.

i.	Before cleaning, oiling, or adjusting the moving parts of a machine, it is mandatory that the machine be completely shut down and locked out.

j.	Cranes must be operated only by individuals familiar with their operation.

k.	Only authorized personnel are permitted to operate industrial power trucks or power hand trucks. Such authorized personnel will comply with the General Operating & Safety Rules for Power Vehicles.

l.	Defective or damaged hand tools, mushroomed chisels, punches, etc., and files without handles are not to be used.

m.	Aisles must not be blocked. If at any time anything is placed in an aisle, it must be moved. If the aisle is to be blocked for any period of time, the area supervisor will notify the appropriate personnel.

n.	There will be no smoking during the period between the starting and stopping time of your designated shifts up to and including overtime worked. Smoking will be allowed during the employee’s designated break periods outside all Chart buildings.

o.	Compressed air is to be used with caution. Never use compressed air for cleaning clothing, exposed parts of the body, or for cooling purposes. Nozzles must have an approved relief vent. Unapproved alteration of air nozzles is prohibited.

p.	Projecting nails in boxes, boards, or barrels, which are exposed, are to be bent over or removed. Other dangerous sharp projections should either be eliminated or protected.

q.	Electrical apparatus should be repaired only by authorized personnel, regardless of how minor the problem seems to be. The supervisor is to be advised of the condition, they will secure proper assistance. Electrical cabinets are not to be blocked or used for storage.

r.	Lift properly - with the knees and legs, and not the back. Get help rather than risk a strain.

s.	All injuries, no matter how minor, are to be reported promptly to a supervisor and then to the appropriate medical facility.

t.	Horseplay, scuffling, throwing of objects, and running is unsafe and it is forbidden. This applies to all Company premises, including the parking lots.

u.	Industrial gases are to be stored in a safe manner, in keeping with standards established for their storage.

v.	No employee shall remove, displace or damage any safety device or safeguard furnished and provided for use in any employment or place of employment, nor interfere in any way with the use thereof by any other person, nor shall any such employee interfere with the use of any method or process adopted for the protection of any employee in such employment or place of employment or frequenter of such place of employment, nor fail or neglect to do every other thing reasonably necessary to protect the life, health, safety or welfare of such employees or frequenters. (Extracted in part from the Wisconsin Industrial Commission statutes and provision).

w.	The above safety rules are not meant to be inclusive nor do they supersede existing plant rules, which may imply stricter measures.

x.	No employee shall be disciplined or discharged for refusing to work on a job if refusal is based on a reasonable claim that said job is not safe or might unduly endanger the employee’s health and safety.

y.	$130.00 per person total, life of contract for the purchase of safety toe footwear.

Reporting Violations

258	The reporting of violations will be conducted in the following manner: the supervisor will make out violation forms in quadruplicate; the supervisor will retain one (1) copy and send three (3) copies to the Health and Safety Coordinator. One completed copy will be sent to the Union.

Penalties

259	Penalties for the above violations will be as follows:

260	1ST VIOLATION: Violator will be presented with a violation slip, and instructed in accident prevention and warned against future violations.

261	2ND VIOLATION: Violator will be presented with a violation slip and be suspended for a period of five (5) hours.

262	3RD VIOLATION: Violator will be presented with a violation slip and be suspended for a period of two (2) days.

263	4TH VIOLATION: Violator will be presented with a violation slip and will be suspended for a period of one (1) week.

264	SUBSEQUENT VIOLATIONS: Violators shall be subject to further disciplinary action including discharge.

265	The above penalties are based on cumulative violations within any one-year period.

General Safety Guides

266	Employees are not required or expected to take any risks from which they cannot protect themselves by care and judgment.

267	Employees are not to rely on the watchfulness of others, but must protect themselves when and where their own safety is involved.

268	In view of the possible effect on safety, no employee shall change any customary safety method or work without first consulting the supervisor.

269	Learn the location of fire extinguishers in the work area and be familiar with their use and purpose.

First Aid

270	Trained first aid attendants will be provided at the facility. A list of authorized first aid attendants will be posted in a prominent place near each first aid office and will be revised as necessary, with a copy to the Union. First Aid Attendants will receive fifteen (.15) cents per hour for these duties.

Reporting Injuries

271	An employee shall not fail to report an injury immediately to their supervisor no matter how small it may seem. In case the supervisor is out of their department, the injured employee shall report the injury to the department steward or designated employee.

272	If it is necessary for an employee to go to the First Aid Room, they will notify their supervisor. In case of an injury requiring emergency attention, the employee should go to the First Aid Room immediately.

273	Medical attention for industrial injuries must be authorized by the Company prior to receiving attention, except in cases of emergency.

Eye Protection

274	In line with the Company’s policy of providing the employee with a safe place in which to work, the Company will maintain a 100% comprehensive eye protection program.

275	The type of eye protection, required to be worn by employees, must meet ANSI standards. The Company will provide such eye protection to all employees. In addition, the Company will provide equipment for protecting the eyes from damage due to grinding, burnishing, arc welding, etc.

When Company Furnishes Prescription Glasses

276	In the event it is determined that an employee with seniority needs corrective lenses in their safety glasses due to near-far vision problems, the employee will furnish a copy of the prescription and the Company will pay the cost of the glasses as follows:

a.	The Company pays

•	100% of the cost of basic single vision, bifocal, and trifocal lenses

•	100% of the cost of Basic or Group 1 frames

•	100% of the dispensing fee

•	100% of the cost of progressive lenses for all employees

b.	The Employee pays

•	100% of the cost of miscellaneous lens options (transition, tints, coatings, etc.)

•	100% of charges for frame upgrades (frames other than Basic or Group 1)

•	100% of the eye exam charge (may be submitted to health insurance)

277	When it becomes necessary to replace prescription lenses after the first pair, because of a change in prescription needs, the employee will furnish a copy of the prescription and the Company will pay the cost of the lenses, according to Paragraph 276.

278	When it is necessary to replace an employee’s prescription safety glasses because they are pitted to such an extent that they are no longer serviceable, the Company will pay for the cost of the new lenses (according to paragraph 276) if the employee has had the glasses for a period of more than two (2) years. If the employee has had the glasses for less than two (2) years, the Company will pay the cost of the new lenses unless there has been negligence on the part of the employee.

Damaged Glasses

279	Safety glasses damaged without the fault of the employee will be repaired or replaced at no cost to the employee; however, it will be the employee’s responsibility to maintain the glasses in acceptable condition and to replace them if they are lost, or if they are damaged through misuse or improper care.

General

280	The Company will maintain adequate facilities for necessary minor repair of safety glasses. First aid attendants will perform these functions.

281	All prescription safety glasses will be purchased through the Company. (Any exceptions must be approved by the Health and Safety Coordinator.)

ARTICLE XXV - MISCELLANEOUS

Limitation on Supervisor Doing Bargaining Unit Work

282	The policy of the Company is to have supervisors perform supervisory work. Supervisors and other non-bargaining unit employees of the Company shall not perform the work of employees in the bargaining unit other than for instructive purposes, or in case of emergencies, and when attempting to eliminate trouble on a job when employees who can eliminate the trouble or handle the emergency are not readily available, but the work so performed shall not take away any work from any employee.

Notices to Employees

283	All employees will be sent a notice to their address as it appears on the Company records. If it is necessary to contact an employee by telephone, the message will be given to the person answering the telephone. It is the employee’s responsibility to inform the Human Resources department of their current phone number and address.

Physical Exam at Company Request

284	An employee will take a physical examination at Company expense upon the request of the Company. Before an employee is sent for such physical examination, the Company will inform the Union and discuss the reasons for the physical examination. The time spent for such an examination will be paid at the rate of straight time.

Wash Up Period

285	A three (3) minute wash up period before the stopping signal will be granted for fin press operators and also vacuum furnace operators to the extent that they have been working with graphite.

Posted Union Notices

286	The Shop Committee will submit to the Company all proposed notices prior to the posting on Company premises.

Educational Aid

287	An educational aid program will be made available to members of the bargaining unit.

Cellular Manufacturing and Quality Improvements

288	It is agreed between the Company and the Union that the parties will work together on the implementation of cellular manufacturing and quality improvement, and will meet whenever necessary to discuss issues relating to cellular manufacturing and quality improvement.

Sub-Contracting:

289	In cases where competition, schedule or workload require the transfer of work to outside vendors, the Company will advise the Union of such need and the reasons for doing such prior to the sub-contracting.

Out of Town Assignments

290	The Company will inform the Shop Chairman when members of the bargaining unit have been sent on repair assignments outside La Crosse. Compensation while on such assignments will be based on the applicable provisions of the Fair Labor Standard Act and the company travel policy.

291	The Company policy presently provides that an employee traveling on Company business outside la Crosse will receive an additional 20% (or more for certain international trips) added to their earnings applicable to paid travel time and work performed on the trip with the exception of authorized time off before and/or after a trip, travel for purposes of the employee’s own training, and any trip completed within one day.

292	Employees are considered first shift employees for purposes of determining normal working and sleeping hours while traveling.

293	Travel, including time outside normal working hours, will be compensated according to the Company travel policy.

ITEMS FOR DISCUSSIONS

294	The Company and Union will discuss the following items should future conditions warrant:

a.	Applicability and/or Method for handling National Health Care or State Health Care should it be instituted.

b.	Catastrophic economic conditions creating hardships for either party.

ARTICLE XXVI - STRIKES AND LOCKOUTS

No Strike - No Lockout

295	Since the procedures set forth in this Agreement provide the means for peaceable settlement of all differences, disputes, complaints, and grievances that may arise between the Company and the Union, it is agreed that, during the term of this Agreement, neither the Union nor any of its members shall authorize, encourage, or participate in any strike or slowdown, and that there shall be no lockouts by the Company.

Violation of Clause

296	In the event of an illegal, unauthorized or uncondoned strike, sit down, slowdown or interference with the operation by an employee or employees in violation of this Agreement, the Union will undertake all reasonable means at its disposal to terminate such action. Employees who participate in or are responsible for such violation may be discipline or discharged, and such discipline or discharge shall be subject to the grievance procedure except as to employees who do not terminate the violation promptly. The question of whether an employee participated in or had any responsibility for such violation shall in every case be subject to the grievance procedure. In the event that the Union, using immediate action, is unable to induce the employee or employees to terminate such unauthorized action, the Company will not hold the local Union or its officers or the International Union or its officers financially responsible therefor.

ARTICLE XXVII

SEVERANCE PACKAGE - PLANT CLOSING

297	In the case of the Plant Closing, the employees affected at the Chart Energy & Chemicals Inc., Division in La Crosse, WI, will fall under the following guidelines:

298	Monetary Compensation as follows:

One (1) week of pay for every two (2) years of service up to a maximum of twelve (12) weeks. Years of service to be defined as no break in seniority.

299	Checks are to start one (1) week after said closing and will be paid on a weekly basis until pay entitlement is exhausted.

300	Insurance:

Paid in the same format (employee contribution) as if working during the paid severance period. Insurance benefits will remain in effect until the last day of the month following the last severance payment.

ARTICLE XXVIII

DURATION OF AGREEMENT

301	This Agreement shall remain in full force and effect until 11:59 p.m. on February 2, 2013 and on a year to year basis thereafter unless on or before December 1, 2012(or in the event of a year to year extension, at least sixty (60) days prior to the Agreement expiration date), either the Company or the Union serves upon the other party a written notice of its desire to terminate this Agreement and negotiate a succeeding Agreement.

302	No other agreement can modify the terms of this Agreement unless entered into as a written amendment or supplement hereto.

303	It is understood that if any of the above articles or article or parts thereof, are in conflict with federal or state rulings, laws, or executive orders, such federal or state rulings, laws or executive orders shall apply.

Agreed to this                      day of              , 2010.

Chart Energy and Chemicals	LOCAL LODGE 2191 OF
DISTRICT LODGE 66 OF THE
INTERNATIONAL ASSOCIATION OF
MACHINISTS AND AEROSPACE
WORKERS, AFL-CIO

/S/ W. WILLIAM BEDNARCZYK	/S/ RICK A. MICKSCHL

/S/ JOEL A. GUBERUD	/S/ DENNIS A. GERKE

/S/ HENRY M. BODE	/S/ JAMES J. JONES

/S/ TERRY L.PORATH	/S/ THOMAS M. CONRAD

/S/ ROBERT E. HALFMANN

FREE STANDING AGREEMENT

LOCAL LODGE 2191 AND CHART HEAT EXCHANGERS

It is agreed; the company and Union will discuss the possibility of exceeding the Voluntary Shift Exchange Language [more than one (1) week] due to manpower moves.

As in the past, these discussions will take place to allow employees the opportunity to change shifts with other employees in excess of the limit stated in the current Labor Agreement.

This agreement is based on the additional requirements stated in the current Labor Agreement, Voluntary Shift Exchange [more than one (1) week], and mutual agreement between the Company and Union Shop Committee.

Any agreement to allow this to take place will be agreed to on a non-precedent basis.

It is recognized that the Company will have final say in decisions associated with the above stated language.

DRUG AND ALCOHOL TESTING POLICY AND PROCEDURES

Purpose:

Chart Energy & Chemicals Inc., is committed to providing and maintaining a safe, healthful and productive environment for all of its employees. An integral part of such an environment is a workforce free from individuals who are illegally and unsafely abusing drugs or alcohol. Therefore, it is in the best interest of the Company, its customers, and its employees to recognize that illegal drug use by employees would be a threat to the welfare and safety of Company personnel.

Policy:

Section 1.

It is the goal of this policy to eliminate or absolve illegal drug usage through education and rehabilitation of the affected personnel. The possession, use or being under the influence of alcoholic beverages or unauthorized drugs shall not be permitted at the Employer’s work site and/or while an employee is on duty.

Section 2. Pre-employment Testing:

As a precondition to obtaining employment with Chart Energy & Chemicals Inc., to become a Chart Energy & Chemicals Inc. employee, all applicants, following a conditional offer of employment, must successfully complete a pre-employment physical examination by, in relevant part, testing negative through urinalysis or similar tests administered to detect the use or abuse of drugs and/ or alcohol. Such pre-employment testing bears a direct, material, and timely relationship to an applicant’s capacity to perform his or her duties safely and effectively.

Section 3. Informing Employees About Drug and Alcohol Testing:

All employees shall be fully informed of the company drug and alcohol testing policy. Employees will be provided with information concerning the impact of the use of alcohol and drugs on job performance. In addition, the employer shall inform the employees on how the tests are conducted, what the tests can determine and the consequence of testing positive for drug use. All newly hired employees will be provided with this information on their initial date of hire. No employee shall be tested before this information is provided to him/her. The Employer shall not discipline employees who voluntarily come forward and ask for assistance to deal with a drug or alcohol problem. Prior to any testing, the employee will be required to sign the attached consent and release form. No disciplinary action will be taken against an employee unless he/she refuses to sign the consent and release form, refuses to take a drug/alcohol test, refuses the opportunity for rehabilitation, fails to complete a rehabilitation program successfully, or again tests positive for drugs/alcohol within two (2) years of completing an appropriate rehabilitation program.

Section 4. Employee Testing:

Employees shall not be subject to random medical testing involving urine or other similar or related tests for the purpose of discovering possible drug or alcohol abuse however, if objective evidence exists establishing probable cause to believe an employee’s work performance is impaired due to drug or alcohol abuse, the employer will require the employee to undergo a medical test consistent with the conditions set forth in this Policy. An employee that is ordered to participate in a drug and alcohol test shall have the right to consult with the Medical Review Officer, Treating Physician or Attending Physician following the testing process.

Section 5. Sample Collection:

The collection and testing of the samples shall be performed only by a laboratory and by a physician or health care professional qualified and authorized to administer and determine the meaning of any test results. The laboratory performing the test shall be one that is certified by the National Institute of Drug Abuse (NIDA). The laboratory chosen must be agreed to between the

Union and the Employer. The laboratory used shall also be one whose procedures are periodically tested by the NIDA where they analyze unknown samples sent to an independent party. The results of employee’s tests shall be made available to the Medical Review Officer. Collection of urine samples shall be conducted in a manner, which provides the highest degree of security for the sample and freedom from adulteration. Recognized strict chain of custody procedures must be followed for all samples as set by NIDA. The Union and the Employer agree that security of the biological urine samples is absolutely necessary therefore the Employer agrees that if the security of the sample is compromised in anyway, any positive test shall be invalid and may not be used for any purpose.

Urine samples will be submitted as per NIDA Standards. Employees have the right for Union or legal counsel representative to be present during the submission of the sample.

A split sample shall be reserved in all cases for an independent analysis in the event of a positive test result. All samples must be stored in a scientific acceptable preserved manner as established by NIDA. All positive confirmed samples and related paperwork must be retained by the laboratory for at least six (6) months or for the duration of any grievance, disciplinary action or legal proceedings whichever is longer. At the conclusion of this period, the paperwork and specimen shall be destroyed.

Tests shall be conducted in a manner to ensure that an employee’s legal drug use and diet does not affect the test results.

Section 6. Drug Testing:

The laboratory shall test for only these substances and within the limits for the initial and confirmation test as provided within the NIDA Standards. The initial test shall use an immunoassay, which meets the requirements of the Food and Drug Administration for commercial distribution.

Marijuana metabolites	50 ng/ml
Cocaine metabolites	300 ng/ml
Opiate metabolites	2000 ng/ml
Phencyclidine	25 ng/ml
Amphetamines	1000 ng/ml

If initial testing results are negative, testing shall be discontinued, all samples destroyed and records of the testing expunged from the employee’s file. Only specimens identified as positive on the initial test shall be confirmed using gas chromatograph/mass spectrometry (GC/MS) techniques at the following listed cutoff values.

Marijuana metabolites	15 ng/ml
Cocaine metabolites	150 ng/ml
Opiates
Morphine	2000 ng/ml
Codeine	2000 ng/ml
Phencyclidine	25 ng/ml
Amphetamines
Amphetamine	500 ng/ml
Methamphetamine	500 ng/ml

If confirmatory testing results are negative all samples shall be destroyed and records of the testing expunged from the employee’s file.

1.	If immunoassay is specific for free morphine the initial test level is 25 ng/ml

2.	Delta-9-tetrahydrocannabinol-9-carboxylic acid

3.	Benzoylecgonine

Section 7. Alcohol Testing:

A Breathalyzer or similar test equipment shall be used to screen for alcohol. An initial positive alcohol level shall be, ..04 grams per 210L of breath. If initial testing results are negative, testing shall be discontinued, all samples destroyed and records of the testing expunged from the employee’s file. Sampling handling procedures, as detailed in Section 5, shall apply.

Section 8. Medical Review Officer:

The Medical Review Officer shall be chosen and agreed upon between the Union and the Employer and must be a licensed physician with a knowledge of substance abuse disorders. The Medical Review Officer shall be familiar with the characteristics of drug tests (sensitivity, specificity, and predictive value), the laboratories running the tests and the medical conditions and work exposures of the employees. The role of the Medical Review Officer will be to review and interpret the positive test results. The Medical Review Officer must examine alternate medical explanations for any positive test results. This action shall include conducting a medical interview with the affected employee, review of the employee’s medical history and review of any other relevant biomedical factors. The Medical Review Officer must review all medical records made available by the tested employee when a confirmed positive test could have resulted from legally prescribed medication.

Section 9. Laboratory Results:

The laboratory will advise only the employee and the Medical Review Officer of any positive results. The results of a positive drug or alcohol test can only be released to the Employer by the Medical Review Officer once he has completed his review and analysis of the laboratory’s test. The employer will be required to keep the results confidential and it shall not be released to the general public.

Section 10. Testing Program Costs:

When the Company has proven a probable cause to believe that an employee is under the influence of a substance, which is impairing job performance, the employee will be immediately placed on a mandatory leave of absence from work, for the remainder of the shift involved, and sent for a drug/alcohol test. The employee will report to work at the start of the next regular shift. The Company will pay the employee for all hours (to include overtime hours) missed from work due to the mandatory leave of absence upon receipt of verification of a negative substance test. If the result of the substance test is positive, the Company will not pay the employee for any hours missed from work due to the mandatory leave of absence.

For all costs associated with drug and alcohol testing, the Company will pay the medical testing facility and Medical Review Officer.

Section 11. Transportation:

The Company will provide transportation, at its expense, through a local taxi service to the medical facility conducting the substance test. Both Management and the Union reserve the right to have a representative accompany the employee to the testing facility.

The Company will provide transportation, at its expense, through a local taxi service from the medical testing facility to the employee’s home and their return to work the following day through a local taxi service. In no instance will the employee be permitted to drive himself or herself home.

Section 12. Rehabilitation and Offenses and Penalties Program:

Any employee may voluntarily enter rehabilitation without a requirement for prior testing. Employees who enter a program on their own initiative shall not be subject to testing. The treatment and rehabilitation shall be paid for by the medical benefits plan, in which the employee participates, to the extent provided by the plan. Employees who have chosen to opt out of the Company’s Health Insurance Plans will first apply for benefits under the plan that covers them and secondly, be covered by the company if benefits are not provided by another plan.

Any employee, who tests positive the first time shall be medically evaluated, counseled and treated for rehabilitation as recommended by an E.A.P. Counselor. Employees who complete a rehabilitation program can be re-tested randomly at least once every quarter for the following six (6) months, if an employee tests positive a second time during the six (6) month period, they shall be subject to a disciplinary action. The employee will be reevaluated by an E.A.P. Counselor to determine if the employee requires additional counseling or treatment. The employee will also receive a last chance agreement. If the employee does not sign the last chance agreement, he/she will be subject to disciplinary action up to and including dismissal. If the employee tests positive a third time during this subsequent six (6) month period, he/she will be dismissed from his/her position with the company.

Section 13. Duty Assignment After Treatment:

Once an employee successfully completes rehabilitation, they shall be returned to their regular duty assignment. Once treatment and any fol1ow-up care is completed, and two (2) years have passed since the employee entered the program, the employee’s personnel file shall be purged of any reference to his/her drug or alcohol problem.

Section 14. Right of Appeal:

The employee has the right to challenge the results of the drug or alcohol tests and any discipline imposed in the same manner that any of the employer actions under the terms of this agreement is grievable.

Section 15. Union Held Harmless:

This drug and alcohol-testing program was initiated at the request of the employer. Chart Energy & Chemicals Inc. assumes sole responsibility for the administration of this policy and shall be solely liable for any legal obligations and costs arising out of the provision and/or application of this policy relating to drug and alcohol testing. The Union shall be held harmless for the violation of any worker rights arising from the administration of the drug and alcohol-testing program.

Section 16. Changes in Testing Procedures:

The parties recognize that there may be improvements in the technology of testing procedures, which provide more accurate testing. In that event, the party’s shall bargain in good faith whether to amend this procedure to include such improvements.

Section 17. Conflict With Other Laws:

This article is in no way intended to supersede or waive any constitutional or other rights that the employee may be entitled to under Federal, State or Local Statutes.

Section 18. Non-Workplace Drug Related Convictions:

Any employee who is convicted of an illegal drug-related crime (does not apply to ordinance violations) shall notify the Company immediately of such convictions. For the purpose of this Policy, a “conviction” means finding of guilt (including a plea of nolo contendere) or imposition of sentence, or both, by any judicial body with the responsibility to determine violations of federal, state or local criminal statutes. Information concerning any such conviction for violation of any statute based upon conduct occurring away from the Company’s premises and outside work time shall not be a basis for imposing discipline under the collective bargaining agreement or for requiring probable cause testing without the observation required by this Policy.

Section 19. Diversion Agreement:

Any employee who accepts a diversion agreement, wherein the employee pleads guilty to an offense but, the guilty plea is not accepted by the court if certain conditions are met within a prescribed time line, will be required to notify the Company under this policy if and when the employee’s guilty plea is accepted because of the employee’s failure to meet the set conditions.

Section 20. Training:

The training of Company and Union representatives shall be from a formal training program endorsed by a local Hospital and/or Law Enforcement Agency in detecting signs and symptoms of substance abuse through speech, breath odor and conduct which indicates the need for testing.

The Company and Union will have an equal number of people trained to recognize individuals under the influence of drugs and/or alcohol. It remains the responsibility of the Company to determine testing of employees.

Section 21. Confidentiality:

The Company will designate an official who will be responsible for receiving and maintaining records regarding all substance tests administered under this Policy. These records shall be maintained in separate files from routine personnel files and the

Company shall limit access to those specifically authorized management personnel listed below. The Company will conduct the Policy in a manner calculated to preserve the employee’s privacy and dignity.

In the event a grievance is filed as a result of a positive substance test, the Company shall obtain from the laboratory its records relating to the drug test and, if necessary, any record which might be in the possession of the Medical Review Officer. The Company shall provide copies of all information to the Union, provided that the employee authorized the release of the medical records. The Union and the Company shall confer and adopt a mutually acceptable release form.

Human Resources Manager	Date

Manager of Manufacturing	Date

The Union reserves the right to grieve and/or arbitrate:

The Union reserves the right to grieve and/or arbitrate any or all of this Policy if it is deemed necessary as determined by the Union.

CONSENT and RELEASE FORM for Drug/Alcohol Test Program

I acknowledge that I have received a copy of, have been duly informed, and understand the Chart Energy & Chemicals Inc., drug and alcohol testing policy and procedures. I have been provided with the information concerning the impact of the use of alcohol and drugs in the work place. In addition, I have been informed on how the tests are conducted, what the test can determine and the consequence of testing positive for drug/alcohol use.

I have been informed of Chart Energy & Chemicals Inc., Employee Assistance Program (EAP). I understand that if I voluntarily come forward and ask for assistance to deal with a drug or alcohol problem through EAP, that, I will not be disciplined by the employer.

I understand how drug/alcohol tests are collected and further understand that there are medical tests that are conducted under the auspices of a Medical Review Officer (MRO). I understand that the MRO will review and interpret any positive test results, and that I will have an opportunity to be interviewed by the MRO to review my status, my medical history and any relevant biomedical factors prior to Chart Energy & Chemicals Inc., being informed whether I passed or failed the test.

I understand that a confirmed positive drug or alcohol test will result in my referral to Chart Energy & Chemicals Inc., EAP and that I will be required to complete a rehabilitation program. No disciplinary action will be taken against me unless I refuse to sign this consent and release form, refuse to take a drug/alcohol test, refuse the opportunity for rehabilitation, fail to complete a rehabilitation program successfully, or again test positive for drugs/alcohol within two (2) years of completing an appropriate rehabilitation program. I understand that such disciplinary action, as described herein, may include dismissal from Chart Energy & Chemicals Inc.

A copy of this form shall be provided to Local Lodge No.2191.

I,                                         , hereby consent and willingly submit to drug and alcohol testing, as stated above, to be performed upon me and hereby authorize the Medical Review Officer to review such tests. I further agree to have released, any positive test results and/or confirmation that the test was performed to Chart Energy & Chemicals Inc. through its Human Resource Manager.

Signature of Employee	Date

Witness	Date

LAST CHANCE AGREEMENT

It is the policy of Chart Energy & Chemicals Inc. to maintain a work environment for all its employees that is conducive toward maximum safety and optimum work standards. In application of this policy, the use or possession, and/or sale of drugs by an employee is prohibited. Having detectable amounts of alcohol/drugs in your body while on Company premises is also prohibited.

It is the policy of Chart Energy & Chemicals Inc. to take action whenever alcohol and/or drugs are detected through urinalysis/drug testing. Under such circumstances, the employee will be subject to disciplinary action up to and including immediate discharge, as outlined in the Chart Energy & Chemicals Inc. substance abuse policy.

On                                         , you tested positive for drugs and/or alcohol for the second time. The Company will provide you with an opportunity to rehabilitate yourself. The Company has agreed to provide you with a leave of absence, if necessary, for your rehabilitation.

If you elect to participate in and successfully complete a rehabilitation program, the Company is prepared to allow you to continue employment under the following conditions:

1.	You must successfully complete the rehabilitation program, including any recommended follow-up and provide the Company with reports with regard to your attendance and your completion of such programs. A plan of action must be agreed upon before hand.

2.	You agree, by your signature below, that your representatives of the Employees Assistance Program and rehabilitation program are authorized to release to Chart Energy & Chemicals Inc. information related to your attendance and progress in an approved treatment and rehabilitation program.

3.	You will not possess, use, sell, or be under the influence of drugs and/ or alcohol on company premises or during work hours at any time in the future.

4.	You agree that the Company may require you to be tested for the presence of alcohol and/ or drugs in your system at any time for any reason or for no reason at all in the next six (6) months. Such tests will be conducted by a medical testing facility using any appropriate testing procedure. If you are requested to take such an examination and refuse to take the examination or test positive, you agree that you will be immediately terminated.

In accepting the terms of this Last Chance Agreement, you agree that if you fail to live up to any of the terms of this agreement, you will immediately be terminated. No excuses will be accepted for not meeting the terms of this agreement.

Human Resources Manager	Date

I have read and been given a copy of this Last Chance Agreement. I have been informed that I should review this agreement with an attorney before I sign it. I understand that this is my last chance to keep my job and that if I violate this agreement I will be terminated.

Employee
Date